UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Barrett Business Services, Inc.

(Name of Registrant as Specified In Its Charter)

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BARRETT BUSINESS SERVICES, INC.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

April 24, 2019

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Barrett Business Services, Inc., to be held at 1:00 p.m., Pacific Time, on Wednesday, May 29, 2019, at 8100 N.E. Parkway Drive, Suite 60, Vancouver, Washington 98662.

Matters to be presented for action at the meeting include the election of directors, approval of an Employee Stock Purchase Plan, an advisory vote to approve our executive compensation program, ratification of selection of our independent auditors and a stockholder proposal. We will also act on such other business as may properly come before the meeting or any postponements or adjournments thereof.

We look forward to speaking with those of you who are able to attend the meeting in person. Whether or not you can attend, please sign, date, and return your proxy as soon as possible, or follow the instructions for telephone or Internet voting on the accompanying proxy. If you do attend the meeting and wish to vote in person, you may revoke your proxy and vote personally.

Sincerely,

Michael L. Elich
President and Chief Executive Officer

BARRETT BUSINESS SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 29, 2019

You are invited to attend the annual meeting of stockholders (the "Annual Meeting") of Barrett Business Services, Inc., a Maryland corporation (the "Company"), to be held at 8100 N.E. Parkway Drive, Suite 60, Vancouver, Washington 98662, on Wednesday, May 29, 2019, at 1:00 p.m., Pacific Time.

Only stockholders of record at the close of business on April 12, 2019, will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of directors;
2.	Approval of the Company’s 2019 Employee Stock Purchase Plan;
3.	Advisory vote to approve our executive compensation;
4.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019;
5.	A stockholder proposal; and
6.	The transaction of any other business that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or follow the instructions on the proxy for telephone or Internet voting, to avoid the expense of further solicitation. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

Gary E. Kramer
Secretary

Vancouver, Washington

April 24, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 29, 2019:

The proxy statement for the 2019 annual meeting of stockholders and 2018 annual report to stockholders are available at http://shareholdermaterial.com/bbsi

BARRETT BUSINESS SERVICES, INC.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

PROXY STATEMENT

2019 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Barrett Business Services, Inc., a Maryland corporation (the "Company"), to be voted at the annual meeting of stockholders to be held on May 29, 2019 (the "Annual Meeting"), and any postponements or adjournments thereof. The proxy statement and accompanying form of proxy were first mailed to stockholders on approximately April 24, 2019.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

When a proxy in the accompanying form is properly executed and returned, the shares represented will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. If no instructions are specified, the shares will be voted FOR Items 1, 2, 3 and 4, and AGAINST Item 5 in the accompanying Notice of Annual Meeting of Stockholders.

If you are a beneficial holder and do not provide specific voting instructions to your broker, the firm that holds your shares will not be authorized to vote your shares (known as a "broker non-vote") on non-routine matters under the New York Stock Exchange rules governing discretionary voting by brokers. Other than the ratification of the selection of our independent auditors, the action items being submitted to a vote at the Annual Meeting are not routine items. We encourage you to return your proxy promptly, or follow the instructions for telephone or Internet voting on the proxy, even if you plan to attend the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise by written notice to the Secretary of the Company of such revocation, by a later-dated proxy received by the Company, or by attending the Annual Meeting and voting in person. The mailing address of the Company’s principal executive offices is 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. If your shares are held through a broker or other nominee, please follow their directions included with this proxy statement on how to vote your shares and, if necessary, how to change or revoke your voting instructions.

The solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally or by telephone or email by our directors and officers without additional compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to stockholders. All costs of solicitation of proxies will be borne by the Company.

OUTSTANDING VOTING SECURITIES

The close of business on April 12, 2019, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had 7,409,832 shares of Common Stock, $.01 par value ("Common Stock") outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting is required to constitute a quorum. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum.

ITEM 1 – ELECTION OF DIRECTORS

The directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Our Charter and Bylaws authorize the Board to set the number of positions on the Board within a range of three to nine, with the current number fixed at seven. Vacancies on the Board, including vacancies resulting from an increase in the number of positions, may be filled by the Board for a term ending with the next annual meeting of stockholders and when a successor is duly elected and qualifies.

Provided that a quorum is present at the Annual Meeting, a nominee will be elected if the nominee receives the affirmative vote of a majority of the total votes cast on his election (that is, the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). Each of our director nominees is currently serving on the Board. Even if a nominee who is currently serving as a director is not re-elected, Maryland law provides that the director would continue to serve on the Board as a "holdover director." But under our Bylaws, if stockholders do not re-elect a director, the director is required to submit his resignation to the Board. In that event, our Nominating and Governance Committee (the "Nominating Committee") would recommend to the Board whether to accept or reject the resignation. The Board would then consider and act on the Nominating Committee's recommendation, publicly disclosing its decision and the reasons supporting it within 90 days following the date that the election results were certified.

A duly executed proxy will be voted FOR the election of the nominees named below, other than proxies marked to vote "against" or to "abstain" from voting on one or more nominees. Shares not represented in person or by proxy at the Annual Meeting, shares voted to "abstain," and broker non-votes, if any, will have no effect on the outcome of the election of directors.

The Board recommends that stockholders vote FOR each of the nominees named below to serve as a director until the next annual meeting of stockholders and his successor is duly elected and qualifies. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person nominated for election as a director, including their current principal occupation or employment and ages as of April 1, 2019. All nominees for election as directors are current Board members.

Name	Principal Occupation	Age	Director Since
Thomas J. Carley	Chief Operating Officer of Urth Organic Corporation	60	2000

Thomas B. Cusick	Executive Vice President and Chief Operating Officer of Columbia Sportswear Company, an outdoor apparel, footwear, accessories, and equipment company listed on the Nasdaq Global Select Market	51	2016

Michael L. Elich	President and Chief Executive Officer of the Company	54	2011

James B. Hicks, Ph.D.	Professor of Research in Biological Sciences, University of Southern California	72	2001

Jon L. Justesen	Co-owner and Chief Executive Officer of Justesen Ranches located in eastern Oregon	67	2004

Anthony Meeker	Retired Managing Director of Victory Capital Management, Inc., Cleveland, Ohio, an investment management firm	80	1993

Vincent P. Price	Executive Vice President and Chief Financial Officer of Cambia Health Solutions, a nonprofit health insurance corporation	55	2017

The Nominating Committee evaluates the Board’s membership from time to time in determining whether to recommend that incumbent directors be nominated for re-election. In this regard, the Nominating Committee considers whether the professional and educational background, business experience and expertise represented on the Board as a whole enables it to satisfy its oversight responsibilities in an effective manner.

The experience, qualifications, attributes and skills of each director of the Company, including his business experience during the past five years, are described below.

Thomas J. Carley has served as Chief Operating Officer and a director of Urth Organic Corporation, a privately held distributor of organic microbial fertilizers and soil amendments, since August 2018. He previously acted as the financial principal of Portal Capital, an investment management company that he co-founded, from July 2006 to June 2018. Mr Carley served as the Company’s interim Principal Financial and Accounting Officer from March 4, 2016 until August 10, 2016, and remained an employee of the Company through August 31, 2016. Mr. Carley has an MBA from the University of Chicago Graduate School of Business, with an emphasis in Accounting and Finance, and an A.B. degree in Economics and Classics from Dartmouth College.

Mr. Carley brings financial expertise to the Company and the Board through his prior experience in the areas of public accounting and financial analysis, including experience as an accountant with Price Waterhouse & Co., now known as PricewaterhouseCoopers LLP, as well as President and Chief Financial Officer of Jensen Securities, a securities and investment banking firm in Portland, Oregon, for eight years in the 1990’s. He is chair of the Board’s Risk Management Committee created in January 2017.

Thomas B. Cusick has served as Executive Vice President and Chief Operating Officer of Columbia Sportswear Company, an outdoor and active lifestyle apparel and footwear company listed on the Nasdaq Global Select Market, since July 2017. He previously served as Columbia’s Executive Vice President and Chief Financial Officer from 2015 until 2017. He was promoted to Chief Financial Officer in 2009 and served as Vice President, Corporate Controller and Chief Accounting Officer of Columbia from 2002 until 2009. Prior to joining Columbia, Mr. Cusick spent seven years with Cadence Design Systems, Inc. (and OrCAD, a company acquired by Cadence in 1999), a public company that develops system design enablement solutions, and certain of its subsidiaries. He began his career at the public accounting firm of KPMG, LLP. He received a B.S. degree in accounting from the University of Idaho.

Mr. Cusick brings financial expertise to the Board through his experience as an executive officer of a public company and his work with public company audit committees. He is chair of the Board’s Audit and Compliance Committee.

Michael L. Elich joined the Company in October 2001 as Director of Business Development. He was appointed Vice President and Chief Operating Officer in May 2005. He was appointed interim President and Chief Executive Officer in January 2011 upon the death of William W. Sherertz. Effective February 17, 2011, Mr. Elich was elected to the Board and his position as President and Chief Executive Officer was confirmed. From 1995 to 2001, Mr. Elich served as Executive Vice President and Chief Operating Officer of Skills Resource Training Center, a staffing services company with offices in Oregon, Washington and Idaho that was later acquired by the Company in 2004. Mr. Elich graduated from Montana State University with a B.S. degree in Economic Science. He is a member of Tournament Golf Foundation, a non-profit organization that has donated more than $18 million to charities since its inception in 1972.

Mr. Elich brings to the Board his deep knowledge of the Company’s operations and industry and significant management experience.

James B. Hicks, Ph.D., has been Professor of Research in Biological Sciences at the University of Southern California since 2014. From 2004 until 2016, Dr. Hicks was Professor of Biomedical Research at Cold Spring Harbor Laboratory in New York. He is a co-founder and director of Virogenomics, Inc., a private biotechnology company located in the Portland, Oregon metropolitan area, for which he previously served as Chief Technology Officer. Dr. Hicks was a director of AVI BioPharma, Inc. (now Sarepta Therapeutics, Inc.), from 1997 until October 2007 and a member of AVI BioPharma, Inc.’s audit committee and chair of its compensation committee. Between 1990 and 2006, Dr. Hicks co-founded five biotech or internet companies. He completed a postdoctoral program at Cornell University, received a Ph.D. from the University of Oregon, and received a B.A. degree from Willamette University.

Through his experience with other public companies, Dr. Hicks provides valuable business and financial insight to the Board. He is chair of the Board’s Compensation Committee.

Jon L. Justesen is co-owner and Chief Executive Officer of Justesen Ranches, which operates in four counties in two states. He is also owner and President of Buckhollow Ranch, Inc., and has 35 years of experience creating wealth as a private investor. During Mr. Justesen’s 40 plus years of successfully growing and managing agribusinesses in eastern Oregon, he has overseen operations involving timber, wheat and cattle production, property management and development, and resource-based recreational activities.

Mr. Justesen brings to the Board leadership and business management skills developed during his lifelong career managing substantial ranching operations. He also provides the Company with connections to potential customers through his personal network of business contacts developed in several geographic markets in which the Company operates. Mr. Justesen is chair of the Board’s Nominating Committee.

Anthony Meeker serves as Chairman of the Board. He retired in 2003 as a Managing Director of Victory Capital Management, Inc. (formerly known as Key Asset Management, Inc.), where he was employed for 10 years. Mr. Meeker was previously a director of First Federal Savings and Loan Association of McMinnville, Oregon and Oregon Mutual Insurance. He also serves on the board of two charitable organizations, MV Advancements, which provides employment, residential, and community services to clients with disabilities, and Oregon State Capitol Foundation. From 1987 to 1993, Mr. Meeker was Treasurer of the State of Oregon. His duties as state treasurer included investing the assets of the state, including the then $26 billion state pension fund, managing the state debt, and supervising all cash management programs. Mr. Meeker also managed the workers’ compensation insurance reserve fund of the State Accident Insurance Fund, providing oversight to ensure adequate actuarial reserves. He received a B.A. degree from Willamette University.

Mr. Meeker’s experience in the insurance industry assists the Company in managing risk with respect to workers’ compensation and overseeing its captive insurance subsidiaries. Mr. Meeker also brings leadership skills and a unique insight as a result of his public service as state treasurer and service on other corporate boards.

Vincent P. Price is Executive Vice President and Chief Financial Officer of Cambia Health Solutions, a nonprofit corporation headquartered in Portland, Oregon, and dedicated to transforming health care by creating a person focused and economically sustainable system through health insurance plans and related products and services. Mr. Price joined Cambia in 2009. Prior to joining Cambia, he spent 15 years as a senior finance executive with Intel Corporation, a leader in the design and manufacturing of advanced integrated digital technology platforms, followed by seven years as a consultant to start-up companies. He serves on the board of trustees of BCS Financial’s Plan Investment Fund and the Oregon Health Sciences University Foundation. He received his bachelor's degree in business from South Dakota State University. His Master of Business Administration is from Arizona State University.

Mr. Price brings his business, financial, and risk management experience as an executive officer of a large health care organization to the Board.

The Board recommends that stockholders vote FOR each of the nominees named above.

Litigation Involving Directors and Officers

As described below and in more detail in Note 12 to our audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 (the "2018 Form 10-K"), the Company has been involved in certain legal proceedings that also may involve our directors and certain officers.

On June 17, 2015, a shareholder derivative lawsuit was filed against the Company, its then directors and certain of its officers and a former officer in the Circuit Court for Baltimore City, Maryland. The complaint alleged breaches of fiduciary duty, unjust enrichment and other violations of law and sought various remedies. The Court issued an order dated December 31, 2018, dismissing the action for lack of personal jurisdiction over the officers and directors named in the suit.

We have indemnification agreements with each of our current directors and certain of our executive officers, under which we are generally required to indemnify each such director or officer against expenses, including attorney fees, judgments, fines and settlements, arising from the claims described above (subject to certain exceptions, including liabilities resulting from conduct committed in bad faith or active and deliberate dishonesty or resulting in actual receipt of an improper personal benefit in money, property, or services). For a more detailed discussion of indemnification of our directors and officers, see "Related Person Transactions" below.

Meetings and Committees OF THE BOARD OF DIRECTORS

The Board held six meetings in 2018. Each director attended at least 75% of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he served during his respective periods of service in 2018.

The Company does not have a policy regarding directors' attendance at the Company's annual meeting of stockholders. All of the incumbent directors attended last year's annual meeting.

The Board has determined that Messrs. Carley, Cusick, Hicks, Justesen, Meeker, and Price are independent directors as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market.

Board Leadership Structure

Michael L. Elich has served as the Company's Chief Executive Officer since January 20, 2011, and as a director since February 17, 2011. Anthony Meeker, a long-time outside director of the Company, serves as Chairman of the Board. Mr. Meeker is an ex officio member of each Board committee of which he is not a voting member.

Each of our directors other than Mr. Elich, including each member of the Board’s audit, nominating and compensation committees, is an independent director under the Nasdaq listing rules. The outside directors also meet at least two times per year in executive session without the President and Chief Executive Officer or other management being present.

The Board believes that its leadership structure reflecting the separation of the Chairman and Chief Executive Officer positions serves the best interests of the Company and its stockholders by giving an independent director a direct and significant role in establishing priorities and the strategic direction and oversight of the Company. The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board’s Role in Risk Oversight

The Company's management is responsible for identifying, assessing and managing the material risks facing the Company. The Board has historically performed an important role in the review and oversight of risk, and generally oversees risk management practices and processes. The Board, either as a whole or through the Audit and Compliance Committee (the “Audit Committee”), the Risk Management Committee, and other Board committees, periodically discusses with management strategic and financial risks associated with the Company's operations, their potential impact on the Company, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board's committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk and, through discussions by the Audit Committee or its Chair with management and the Company’s independent registered public accounting firm (the “independent auditors”), oversees the Company's policies and practices with respect to risk and particular areas of risk exposure. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company's compliance and ethics programs. The Nominating Committee oversees the functioning of the Board and its committees, the Company's corporate governance practices, and succession planning for the Company's executive positions. The Compensation Committee monitors the Company's incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk. The Risk Management Committee oversees the Company's workers' compensation insurance and other insured and self-insured risks, as well as risks associated with the Company's investment portfolio and information technology.

Audit and Compliance Committee

The Audit Committee reviews and pre-approves audit and legally-permitted non-audit services provided by the independent auditors, makes decisions concerning the engagement or discharge of the independent auditors, and reviews with management and the independent auditors the results of their audit, the adequacy of internal accounting controls, and the quality of financial reporting. The Audit Committee also oversees the Company's Code of Business Conduct and Code of Ethics for Senior Financial Officers. It reviews for potential conflicts of interest, and determines whether or not to approve, any transaction by the Company with a director or officer (including their family members) that would be required to be disclosed in the Company's annual proxy statement. The Audit Committee held four meetings in 2018.

The current members of the Audit Committee are Messrs. Cusick (chair) and Meeker and Dr. Hicks. The Board has determined that Thomas B. Cusick is qualified to be an "audit committee financial expert" as defined by the SEC's rules under the Securities Exchange Act of 1934 (the "Exchange Act"). The Board has also determined that each current member of the Audit Committee meets the financial literacy and independence requirements for audit committee membership specified in applicable rules of the Securities and Exchange Commission (the “SEC”) under the Exchange Act and in listing standards applicable to companies listed on The Nasdaq Stock Market. The Audit Committee's activities are governed by a written charter, a copy of which is available on the Company's website at www.barrettbusiness.com in the "Investor Relations" section.

Compensation Committee

The Compensation Committee reviews the compensation of executive officers of the Company and makes recommendations to the Board regarding base salaries and other forms of compensation to be paid to executive officers, including decisions to grant stock options and other stock-based awards. The current members of the Compensation Committee are Dr. Hicks (chair) and Messrs. Cusick, Justesen and Price, each of whom is "independent" as defined in Rule 5605(a)(2) and Rule 5605(d)(2)(A) of the listing standards for companies listed on The Nasdaq Stock Market. The Compensation Committee held nine meetings in 2018.

The Compensation Committee's responsibilities are outlined in a written charter, a copy of which is available on the Company's website at www.barrettbusiness.com in the "Investor Relations" section. The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers and directors. Its specific duties include reviewing the Company's cash incentive and equity compensation programs for executive officers and director compensation arrangements, and recommending changes to the Board as it deems appropriate. In the course of reviewing the Company's compensation policies and practices, the Compensation Committee has considered whether the Company's compensation program encourages employees to take risks that are reasonably likely to have a material adverse effect on the Company. The Committee believes that the Company's compensation program is not likely to have that effect.

The Chief Executive Officer reviews the performance of each executive officer (other than himself) and may make recommendations to the Compensation Committee regarding salary adjustments, stock-based awards and the selection, target amounts and satisfaction of performance goals for cash and stock incentive awards. The Compensation Committee is responsible for annually evaluating the CEO's performance and establishing his base salary and incentive compensation. The Company's Chief Financial Officer may attend meetings of the Compensation Committee at the invitation of the Committee chair to provide information relevant to the Committee's determination of the satisfaction of corporate performance goals tied to cash and stock incentive compensation and the development of appropriate corporate performance targets for future awards of incentive compensation, as well as financial and accounting issues associated with the Company's executive compensation program. The Compensation Committee exercises its own discretion in accepting or modifying the CEO's recommendations regarding the performance and compensation of the Company's other executive officers.  If present at a Compensation Committee meeting, the CEO and CFO are each excused during discussions of his compensation.

The Compensation Committee also administers the Company's stock incentive plans. The Compensation Committee, as it deems appropriate and as permitted by applicable law, may delegate its responsibilities to a subcommittee under the Company's 2015 Stock Incentive Plan, which was approved at the 2015 annual meeting of stockholders. The Compensation Committee has delegated authority, within specified limits, to the CEO to make stock-based awards in his discretion to corporate and branch personnel who are not executive officers.

Under its charter, the Compensation Committee has the sole authority to retain the services of outside consultants to assist it in making decisions regarding executive compensation and other compensation matters for which it is responsible. For several years, the Compensation Committee has engaged Mercer, a nationally recognized compensation consultant, to assist the committee in structuring and implementing the Company's executive compensation program. The Compensation Committee solicited information from Mercer regarding any potential conflicts of interest prior to each engagement and determined that no conflicts existed.

In the fall of 2016, the Compensation Committee requested that Mercer update its analysis of the Company's peer group, as discussed in greater detail under "Executive Compensation--Compensation Discussion and Analysis" below.  Also at the Compensation Committee's request, in December 2016, Mercer performed an assessment of the Company's compensation program for non-employee directors compared to the Company's peer group; the committee reviewed Mercer's analysis in approving changes to the director compensation program effective July 1, 2017. In the fall of 2018, the Compensation Committee again retained Mercer to assist in updating the Company’s peer group used for comparison purposes as well as providing an analysis of the competitiveness of the Company’s executive compensation program by executive officer position based on published survey data for similarly sized entities in the services industry and benchmarking data for companies in the updated peer group. The Compensation Committee used the Mercer report in setting executive compensation levels for salaries, cash incentive target bonuses and target stock-based awards for 2019.

Compensation Committee Interlocks and Insider Participation

Dr. Hicks and Messrs. Cusick, Justesen and Price served on the Compensation Committee during 2018. During 2018, none of the Company's executive officers served on the board of directors of any entity whose directors or officers serve on the Compensation Committee.

Nominating and Governance Committee

The Nominating Committee evaluates and recommends candidates for nomination by the Board in director elections and otherwise assists the Board in determining and evaluating the composition of the Board and its committees. The Nominating Committee is also responsible for developing corporate governance policies, principles and guidelines for the Company and succession planning with respect to the Company's executive officers. The current members of the Nominating Committee are Messrs. Justesen (chair), Carley, and Price.  The Nominating Committee held one meeting in 2018.

The Board has determined that each current member of the Nominating Committee is an independent director as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market. The Nominating Committee is governed by a written charter, which is available on the Company's website at www.barrettbusiness.com in the "Investor Relations" section.

The Nominating Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will consider:

•	The candidate’s ability to commit sufficient time to the position;
•	Professional and educational background that is relevant to the financial, regulatory, industry and business environment in which the Company operates;
•	Demonstration of ethical behavior;
•	Whether the candidate contributes to the goal of bringing diverse perspectives, business experience, and expertise to the Board; and
•	The need to satisfy independence and financial expertise requirements relating to Board and committee composition.

While the Board has not adopted a formal policy with respect to the consideration of diversity in identifying director nominees, the Nominating Committee believes it is important that the Board as a whole represent a diversity of backgrounds, experience, gender and race.  Accordingly, the Nominating Committee has committed to continue its search for women and minority candidates to include in the pool from which future Board members will be chosen.

The Nominating Committee relies on its periodic evaluations of the Board in determining whether to recommend nomination of current directors for re-election. The Nominating Committee may poll current directors for suggested candidates or engage an executive search firm when called upon to identify new director candidates, because of a vacancy or a decision to expand the Board.

The Nominating Committee will also consider director candidates suggested by stockholders for nomination by the Board. Stockholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Nominating Committee Chair c/o Corporate Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. Candidates suggested by stockholders will be evaluated by the same criteria and process as candidates from other sources.

Risk Management Committee

The Risk Management Committee is responsible for oversight of the Company's enterprise-wide risk management program.  The committee monitors the Company’s activities with regard to insurance risks; financial risks, including business models, interest rates, liquidity and the Company's investment portfolio; and technology risks, including information security and cyber defense mechanisms. The Risk Management Committee held four meetings in 2018. Its current members are Messrs. Carley (chair), Meeker, and Price.

DIRECTOR COMPENSATION FOR 2018

The following table summarizes compensation paid to the Company’s outside directors for services during 2018. No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2018.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation	Total
Thomas J. Carley	$73,750	$62,481	$—	$136,231
Thomas B. Cusick	$80,000	$62,481	$—	$142,481
James B. Hicks, Ph.D.	$77,500	$62,481	$—	$139,981
Jon L. Justesen	$72,500	$62,481	$—	$134,981
Anthony Meeker	$112,500	$62,481	$—	$174,981
Vincent Price	$71,250	$62,481	$—	$133,731

(1)

Directors (other than directors who are full-time employees of the Company, who do not receive directors’ fees) are entitled to receive an annual retainer payable monthly in cash. As of July 2017, the annual retainer was $60,000 for each outside director other than the Chairman of the Board, whose annual retainer was $100,000. Throughout 2018, committee chairs and committee members received annual retainers as follows: Audit Committee, $15,000 and $7,500; Compensation Committee, $10,000 and $5,000; Risk Management Committee, $10,000 and $5,000; and Nominating Committee, $7,500 and $3,750.

(2)

Reflects the grant date fair value of 647 restricted stock units ("RSUs") based on the closing share price as of the grant date, July 1, 2018, of $96.57 per share. Each RSU represents a contingent right to receive one share of the Company’s Common Stock. The RSUs vest in two equal annual installments beginning on July 1, 2019, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date.

(3)

At December 31, 2018, the Company’s outside directors held RSUs as follows: Mr. Carley, 1,695 shares; Mr. Cusick, 1,793 shares; Dr. Hicks, 2,323 shares; Mr. Justesen, 2,323 shares; Mr. Meeker, 2,951 shares; and Mr. Price, 1,665 shares. Also as of that date, the Company’s outside directors held stock options as follows: Mr. Carley, 15,875 shares; Dr. Hicks, 13,875 shares; Mr. Justesen, 9,000 shares; and Mr. Meeker, 8,000 shares.

CODE OF ETHICS

The Company has adopted a Code of Ethics for Senior Financial Officers ("Code of Ethics"), which is applicable to the Company's principal executive officer, principal financial officer, principal accounting officer, and controller. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in financial reports of the Company, and compliance with applicable laws and regulations. The Code of Ethics is included as part of the Company's Code of Business Conduct, which is generally applicable to all of the Company's directors, officers, and employees. The Code of Business Conduct is available on the Company's website at www.barrettbusiness.com in the "Investor Relations" section.

Background and Experience of Executive Officers

In addition to Mr. Elich, whose background information is presented above under "Background and Qualifications of Directors," Gary E. Kramer, Gregory R. Vaughn, Gerald R. Blotz, and Heather E. Gould currently serve as executive officers of the Company.

Gary E. Kramer, age 39, joined the Company on August 1, 2016, as Vice President – Finance and serves as the Company’s Chief Financial and Accounting Officer. Prior to joining the Company, Mr. Kramer served as Senior Vice President for Global Services at Chubb Limited (formerly ACE Limited) beginning in 2013. In this role, Mr. Kramer led the Global Services team to support the growth of multinational businesses and meet the complex underwriting and servicing needs of large multinational customers. He also oversaw the delivery of sophisticated risk management products, programs, and services through all lines of business underwritten for global programs of U.S.-based companies. Between 2004 and 2013, Mr. Kramer held a variety of positions within the ACE Group companies, including Divisional Financial Officer of ACE Financial Solutions, Inc., and Senior Financial Analyst with ACE North America. Other positions held by Mr. Kramer during his career include Senior Accountant at Admiral Insurance Company from 2002 until 2004, and Treasury Analyst at Kimble Glass from 2000 until 2002.

Gregory R. Vaughn, age 63, has served as an officer of the Company since 1998. He joined the Company in July 1997 as Operations Manager. Mr. Vaughn was appointed Vice President in January 1998 and Chief Administrative Officer in February 2012. He was promoted to Chief Operating Officer-Corporate Operations in May 2014. Prior to joining the Company, Mr. Vaughn was Chief Executive Officer of Insource America, Inc., a privately-held human resource management company headquartered in Portland, Oregon, for approximately one year. Mr. Vaughn has also held senior management positions with Sundial Time Systems, Inc., and Continental Information Systems, Inc. Previously, Mr. Vaughn was employed as a technology consultant by Price Waterhouse & Co.

Gerald R. Blotz, age 49, joined the Company in May 2002 as Area Manager of the San Jose branch office. Mr. Blotz was promoted to Vice President, Chief Operating Officer-Field Operations in May 2014. Prior to joining the Company, Mr. Blotz was President and Chief Operating Officer of ProTrades Connection, where he was instrumental in building ProTrades to 44 offices in four states.

Heather E. Gould, age 45, joined the Company in March 2012 as Director of Marketing. In March 2015, she was promoted to Executive Director of Strategic Alignment. Then, in January 2017, she was promoted to Vice President and Chief Strategy Officer. Before joining the Company, Ms. Gould was Account Director at HMH Agency, an integrated communications agency in Portland, Oregon. During her 22-year career, Ms. Gould has held various positons in advertising, brand strategy and marketing with multiple creative agencies, including Deutsch LA, Arnold Worldwide and WireStone, as well as a number of smaller agencies. During that time, she led and collaborated on multiple business-to-business and consumer-facing initiatives for clients such as Apple, Intel, HP, Kaiser Permanente, Mitsubishi Motors, Volkswagen and the National Australia Bank.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS
AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of Common Stock as of April 1, 2019, by each director, by each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below, and by all current directors and executive officers of the Company as a group. In addition, it provides information, including names and addresses, about each other person or group known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and dispositive power.

Five Percent Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent
JPMorgan Chase & Co.(2)	549,868	7.2%
SMALLCAP World Fund (3)	530,215	7.0%
BlackRock, Inc.(4)	484,002	6.3%
The Vanguard Group(5)	407,609	5.3%
Renaissance Technologies LLC(6)	406,600	5.3%

Directors and Named Executive Officers	Amount and Nature of Beneficial Ownership(1)	Percent
Gerald R. Blotz	39,246	*
Thomas J. Carley (7)(8)	40,858	*
Thomas B. Cusick	573	*
Michael L. Elich	213,337	2.8%
Heather E. Gould	5,960	*
James B. Hicks, Ph.D.(9)	26,276	*
Jon L. Justesen	34,235	*
Gary E. Kramer	10,335	*
Anthony Meeker (8)	16,562	*
Vincent P. Price	509	*
Gregory R. Vaughn	129,981	1.7%
All current directors and executive officers as a group (11 persons)	517,872	6.8%

*	Less than 1% of the outstanding shares of Common Stock.

(1)

Includes options to purchase Common Stock exercisable within 60 days following April 1, 2019, as follows: Mr. Blotz, 18,750 shares; Mr. Carley, 10,875 shares; Mr. Elich, 105,000 shares; Dr. Hicks, 11,875 shares; Mr. Justesen, 7,000 shares; Mr. Meeker, 7,000 shares; Mr. Vaughn, 56,260 shares; and all current directors and executive officers as a group, 216,760 shares.

(2)

Based on information contained in the Schedule 13G amendment filed on January 18, 2019, by JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017, reporting sole voting power as to 481,322 shares and sole dispositive power as to 540,568 shares.

(3)

Based on information contained in the Schedule 13G filed on February 14, 2019, by SMALLCAP World Fund, Inc., 6455 Irvine Center Drive, Irvine, California 92618-4518. The fund reported that it is an investment company advised by Capital Research and Management Company and may vote the shares under certain circumstances.

(4)

Based on information contained in the Schedule 13G amendment filed on February 4, 2019, by BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, reporting sole voting power as to 468,493 shares and sole dispositive power as to 484,002 shares.

(5)

Based on information contained in the Schedule 13G filed on February 11, 2019, by The Vanguard Group, 100 Vanguard Blvd, Malvern, Pennsylvania 19355, reporting sole voting power as to 14,757 shares, shared voting power as to 613 shares, sole dispositive power as to 392,992 shares and shared dispositive power as to 14,615 shares.

(6)

Based on information contained in the Schedule 13G filed on February 12, 2019, by Renaissance Technologies LLC, 800 Third Avenue, New York, New York 10022, reporting sole voting power and dispositive power as to 406,600 shares.

(7)	Includes 3,002 shares owned by Mr. Carley's spouse.

(8)	Includes shares pledged as collateral for margin accounts with brokerage firms as follows: Mr. Carley, 22,981 shares; and Mr. Meeker, 600 shares.

(9)	Includes 1,050 shares owned by Dr. Hick's spouse.

Anti-Hedging Policy

The Company has adopted an Anti-Hedging Policy, which is applicable to the Company’s directors and executive officers, and prohibits them from directly or indirectly engaging in hedging against future declines in the market value of any Company securities through the purchase of financial instruments designed to offset such risk. Executive officers and directors who fail to comply with the policy are subject to Company-imposed sanctions, which may include a demotion in position, reduced compensation, restrictions on future participation in cash or equity incentive plans, or termination of employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by Section 16 "reporting persons," including directors, executive officers, and certain holders of more than 10% of the outstanding Common Stock. To the Company's knowledge, based solely on a review of the copies of Forms 3, 4, and 5 (and amendments thereto) filed with the SEC and written representations by the Company's directors and executive officers, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during 2018 on a timely basis, other than one report filed by Anthony Meeker, a director, reporting one sale transaction after the due date.

Stock Ownership Guidelines for Non-Employee Directors and Executive Officers

The Board has adopted stock ownership guidelines such that each non-employee director is expected to own shares of BBSI common stock with a value equal to at least three times the regular annual cash retainer, currently $60,000, within three years of first being elected. The value of shares owned is calculated quarterly based on the higher of current market price or the average daily closing price for the preceding 12 months. Any shortfall resulting from an increase in the annual cash retainer or a decrease in the stock trading price (or both) is expected to be cured within two years following the end of the quarter in which the resulting required increase in share ownership first occurred.

The Board also adopted a policy on stock ownership for the Company's executive officers. Under the policy, executive officers will have five years from the later of July 1, 2016, and the date the officer is notified of his or her selection, to achieve and maintain ownership of shares of Common Stock with a value equal to at least three times the officer's annual base salary. Shares will be valued at the greater of the then current market price and the original purchase price. Until the minimum ownership level is reached, the officer is expected to retain at least 50% of the shares of Common Stock received upon exercise of an option or vesting of RSUs and performance shares, after payment of the exercise price and withholding and payroll taxes. Participants who are not in compliance will not be permitted to sell or dispose of shares, except as described in the preceding sentence, until they reach the required ownership level. The Nominating Committee may make an exception in its sole discretion in the case of financial hardship.

ITEM 2 - APPROVAL OF NEW EMPLOYEE STOCK PURCHASE PLAN

The Board adopted a new Employee Stock Purchase Plan (the "ESPP") on April 8, 2019, subject to stockholder approval on or before the 12-month anniversary of such date. Our stockholders are now being asked to approve the ESPP, including the reservation of shares for issuance thereunder. The principal features and purposes of the ESPP are summarized below. The summary does not purport to be a complete description of all of the provisions of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, which is attached as Appendix A to this proxy statement. Any stockholder who wishes to obtain a copy of the ESPP may do so upon written request to the Secretary at our principal executive offices.

Summary of the ESPP

Purpose

The purpose of the ESPP is to enable eligible employees of the Company and its subsidiaries to acquire a proprietary interest in the future of the Company through the purchase of our common stock. The ESPP is intended to satisfy the requirements of an "employee stock purchase plan" under Section 423 ("Section 423") of the Internal Revenue Code of 1986, as amended (the "Code").

Plan Administration

The ESPP provides that the ESPP shall be administered by a committee or subcommittee of the Board duly appointed to administer the ESPP, whose administration, interpretation, and application of the ESPP and its terms will be final, conclusive, and binding on all participants if made in good faith. The Board has delegated administration of the ESPP to the Board's Compensation Committee.

Securities Subject to Plan

The ESPP provides for up to 300,000 shares of common stock (the "ESPP Shares") to be reserved for issuance pursuant to purchases made under the ESPP, subject to adjustment for changes in capitalization as provided in the ESPP. These shares will be made available from the Company's authorized but unissued or reacquired shares of common stock, shares of common stock purchased on the open market, or any combination thereof. If an outstanding purchase right for any reason terminates without having been exercised in full, the shares of common stock allocable to the unexercised portion of that purchase right will again be available for issuance under the ESPP. The ESPP Shares represent approximately 4.0% of the total number of shares of common stock outstanding as of April 1, 2019. The Board considered the potential dilutive impact to stockholders and the projected participation rate when establishing the number of ESPP Shares.

Eligibility and Participation

Employees of the Company and of its subsidiaries that may be designated by the Compensation Committee will be eligible to participate in the ESPP if they meet the eligibility requirements specified by the Compensation Committee. In no event may the required period of continuous employment be equal to or greater than two years. Also, the Compensation Committee may require that, to be eligible to participate, an employee must customarily work more than 20 hours per week or more than five months per calendar year, or such other criteria as are consistent with Section 423. The Compensation Committee intends to establish a cap on annual compensation such that our executive officers and approximately 20 other members of senior management will be excluded from participation in the ESPP. As of April 1, 2019, approximately 700 employees are eligible to participate in the ESPP.

An employee will not be eligible to participate in the ESPP during an offering period to the extent that, immediately after the grant of a purchase right, the employee (or any other person whose stock would be attributed to the employee under Section 424(d) of the Code) would own stock and/or hold outstanding purchase rights to purchase common stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary as determined in accordance with Section 423(b)(3) of the Code. Eligible employees become participants in the ESPP by delivering to the Company, prior to the applicable offering date, an enrollment form. At the end of each offering period, each participant in the offering period will be automatically enrolled in the next succeeding offering period at the same withholding percentage unless the participant changes his or her elections, withdraws from the ESPP, or terminates employment or otherwise ceases to be an eligible employee.

Offering Periods and Dates

Shares of common stock will be offered for purchase through a series of consecutive offering periods, each of which will generally be six months in duration, unless otherwise determined by the Compensation Committee; provided, however, that no offering period will have a duration exceeding 27 months. For each offering period in which an employee participates, he or she will be granted a right to purchase common stock.

Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions during the offering period. Each employee participating in the ESPP may elect to have up to 15% of regular cash compensation (subject to other limitations described in the ESPP) deducted and credited to that employee's account under the ESPP. An employee's regular cash compensation generally includes base salary or wages, overtime, and payments for paid time off or in lieu of notice. Compensation excludes any incentive compensation, including profit share payments, as well as termination or severance compensation, stock-based compensation, or other compensation not described above.

Payroll deductions will be credited to an account established in the employee's name, shall be held as general assets of the Company, and shall not accrue interest unless otherwise required by applicable law. To the extent that an employee's payroll deductions exceed the amount required to purchase shares subject to purchase rights, the excess shall be carried forward to apply to the next purchase date if the employee's participation in the ESPP continues and the excess is less than the amount that would have been necessary to purchase an additional whole share; otherwise, it will be refunded promptly after the purchase date to the employee without interest.

Purchase of Common Stock; Exercise of Purchase Right

By electing to participate in the ESPP, each employee is in effect granted a right to purchase shares of common stock using payroll deductions accumulated as of each purchase date. However, no participant may (i) accrue rights to purchase stock with a value in excess of $25,000 (determined on the basis of the fair market value of the common stock on the start date of the offering period) in any calendar year; or (ii) purchase shares of common stock in excess of either the dollar limit or the share limit determined by the Compensation Committee to be applicable to an offering period, if any. If the total number of shares for which purchase rights are to be exercised on any purchase date exceeds the number of shares at the time available for issuance under the ESPP, then the Compensation Committee will prorate the available shares. An employee's purchase right will be exercised by applying the amount credited to the employee's account to the purchase of whole shares of common stock on each purchase date. If a balance remains in an employee's account because it is less than the price of one whole share, it will be carried over to the next offering period, if the employee's participation continues.

Purchase Price of Common Stock; Taxes on the Acquisition or Disposition of Stock

On any particular purchase date under the ESPP, the purchase price per share will be established by the Compensation Committee; provided, however, that such purchase price shall not be less than 85% of the fair market value of a share of common stock on the last business day in such offering period. On April 1, 2019, the closing market price of our common stock was $78.57, as reported by the Nasdaq Stock Market.

In general, the fair market value per share on any relevant date under the ESPP will be equal to the closing price quoted for such date by the principal exchange or trading market on which common stock is traded (as determined by the Compensation Committee). If the common stock is not listed on a stock exchange or if trading activities for the common stock are not reported, the fair market value will be determined by the Board or the Compensation Committee, consistent with applicable legal requirements.

The participating employee will be responsible for all taxes and other withholdings required in connection with the acquisition or disposition of shares purchased under the ESPP. See "U.S. Federal Income Tax Information," below. The participating employee will not have an interest or voting rights in any shares covered under the ESPP prior to issuance of the shares in his or her name.

Ability of the Board to Amend or Terminate the ESPP

The Board may amend or terminate the ESPP, or any purchase right granted thereunder, at any time, except that purchase rights previously granted under the ESPP will not be materially impaired without the consent of a participant (unless permitted by the ESPP or as required by applicable law or to qualify the ESPP pursuant to Section 423). Certain amendments may require the approval of the Company's stockholders. Unless the ESPP is earlier terminated, it will continue until all ESPP Shares have been issued. If the ESPP is terminated before an employee's right to purchase shares has been exercised under the ESPP, any funds deducted from the employee's compensation and credited to the employee's account under the ESPP will be refunded.

Withdrawal

An employee may withdraw from the ESPP by delivering to the Company a cancellation notice in accordance with the procedures prescribed by the Company. Such cancellation notice must be delivered by the deadline imposed by the Compensation Committee. An employee's withdrawal from an offering does not affect the employee's eligibility to participate in subsequent offerings under the ESPP.

Termination of Employment

Termination of a participant's continuous status as an employee for any reason, including retirement, death, or disability, cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the employee's account will be returned to the employee or, in the case of death, as provided in the ESPP.

Capital Changes and Corporate Transactions

In the event any change is made in the Company's capitalization, such as a merger, stock split or stock dividend, or any other material increase or decrease in the shares of common stock without the Company's receipt or payment of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the ESPP, (ii) the maximum number of securities purchasable per participant during an offering, and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right. Such adjustments will prevent any dilution or enlargement of the rights and benefits of plan participants.

In the event of the occurrence of a corporate transaction as defined in the ESPP, the surviving, continuing, successor or purchasing corporation (an "acquiring corporation") may assume or continue the Company's rights and obligations under outstanding purchase rights or substitute substantially equivalent purchase rights for such acquiring corporation's stock. If such acquiring corporation elects not to assume, continue, or substitute the purchase rights under the ESPP, the purchase date of the then-current offering period will be accelerated to a date before the consummation of the transaction. All purchase rights that are neither assumed or continued by the acquiring corporation in connection with the corporation transaction nor exercised as of the date of the corporate transaction shall terminate and cease to be outstanding effective as of the date of the corporate transaction.

Nonassignability

During a participant's lifetime, purchase rights will be exercisable only by the participant. Purchase rights are not transferable except by will, the laws of descent and distribution or, if permitted by the Compensation Committee, by a beneficiary designation.

Accounts

Individual accounts will be maintained for each participant in the ESPP. After each purchase date, the participant's broker account will update with the number of shares purchased on behalf of the participant and the purchase price paid per share.

Compliance with Securities Laws

The issuance of shares under the ESPP will be subject to compliance with all applicable requirements of federal, state, and foreign law with respect to such securities and the requirements of any stock exchange upon which the shares may then be listed.

U.S Federal Income Tax Information

The ESPP is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, a participant will not have taxable income attributable to the grant of rights to purchase common stock or the receipt of purchased shares. However, when the participant disposes of shares purchased under the ESPP, he or she will generally be subject to tax. Upon disposition, if the shares have been held by the participant for more than two years after the first day of the offering period and more than one year after the purchase date of the shares, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares at the time of the disposition over the purchase price of the shares or 15% of the fair market value of the shares on the first day of the applicable offering period, whichever is less. Any additional taxable gain on the disposition will be treated as a long-term capital gain. If the shares are disposed of before the expiration of the holding periods described above, the excess of the fair market value of the shares on the purchase date over the purchase price will be taxable as ordinary income, and any gain or loss on such disposition will be treated as a capital gain or loss. The Company is not entitled to a deduction for amounts taxable to a participant, except to the extent of ordinary income reported by the participant on disposition of shares before the expiration of the holding periods described above.

The foregoing is only a summary of the United States federal income tax consequences of the ESPP to participants and does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the income tax consequences of a participant's death or the income tax laws of any municipality, state, or foreign country in which the participant may reside, and to which the participant may be subject.

New Plan Benefits

Because benefits under the ESPP will depend on employees' elections to participate and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by employees if the ESPP is approved by the stockholders. Non-employee directors are not eligible to participate in the ESPP.

Board Recommendation to Approve ESPP

The Board recommends that stockholders vote "FOR" approval of the 2019 Employee Stock Purchase Plan. The ESPP will be approved if it receives the affirmative vote of a majority of the total votes cast on Item 2 at the Annual Meeting, provided that a quorum is present at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this vote.

The Board of Directors recommends that stockholders vote FOR Item 2 to APPROVE the 2019 EMPLOYEE STOCK PURCHASE PLAN.

  ITEM 3 – ADVISORY VOTE TO APPROVE COMPENSATION OF OUR EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") included a provision that requires public companies to hold an advisory stockholder vote to approve or disapprove the compensation of their named executive officers. The Dodd-Frank Act also included a provision providing stockholders of a public company the opportunity to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2017 annual meeting, the Company's stockholders approved the Board's recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, we are conducting an advisory vote to approve the compensation of the Company's executive officers again this year. Unless the Board changes its policy, the next “say on pay” advisory vote will be held in 2020.

The Compensation Committee believes that executive compensation should align with the stockholders' interests, without encouraging excessive or unnecessary risk. This compensation philosophy and the program structure approved by the Compensation Committee are central to the Company's ability to attract, retain, and motivate individuals who can achieve our goals and provide stability in leadership. Our philosophies and goals with respect to compensation are explained in detail below under the subheading "Executive Compensation – Compensation Discussion and Analysis – Compensation Philosophy and Objectives." A detailed description of compensation paid to our named executive officers in 2018 follows that discussion and analysis.

This advisory vote, which is not binding on the Company, the Compensation Committee, or the Board, is intended to address the overall compensation of our executive officers and the policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that you vote, on an advisory basis, FOR the following resolution:

"RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the Compensation Discussion and Analysis, executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved. "

The above-referenced disclosures appear below under the heading "Executive Compensation" in this proxy statement.

The above resolution will be deemed to be approved if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The Compensation Committee (for purposes of this section, the "Committee") has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable, and competitive.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term strategic goals by the Company. The principles underlying our compensation policies are:

•	To attract, motivate, and retain high-quality executive officers;
•	To provide competitive compensation relative to compensation paid to similarly situated executives; and
•	To align the interests of executives with our overall risk profile to build long-term stockholder value.

At the 2018 annual meeting of stockholders, more than 96% of the votes cast with respect to the advisory vote on executive compensation approved the compensation of the Company's named executive officers. The Committee took this indication of support into consideration in reviewing the Company's executive compensation program. Our executive compensation program processes are consistent with those established by the Committee and are monitored by the Company’s finance functions.

2018 Executive Compensation Components. For the fiscal year ended December 31, 2018, the principal components of compensation for executive officers were:

•	Base salary;
•	Target annual cash incentive compensation, including both performance-based compensation and discretionary bonuses;
•	Grants of restricted stock units;
•	Grants of performance share awards; and
•	Retention grants in the form of stock options.

Base Salary

Salary levels of executive officers are reviewed periodically by the Committee and the CEO as part of the performance review process, as well as in connection with a promotion or other change in job responsibility. In determining base salaries for executives in 2018, the Committee primarily considered:

•	The Committee’s analyses of competitive compensation practices, including the information described below under the subheading “Peer Group and Survey Data for Comparison Purposes”;
•	Scope of responsibilities, including leadership, experience, skills, expertise, and knowledge;
•	Individual performance and contributions to the Company’s financial and strategic objectives; and
•	The overarching goal of the CEO to foster strategic alignment and teamwork among the Company’s executive officers.

The Committee determined not to adjust the annual base salary levels for the CEO and COO positions for 2018, in light of the increases approved for 2017 ranging from 23% to 25%. The Committee approved increases in base salary levels for 2018 for the CFO and CSO positions by 25% to $500,000, based on the recommendation of the CEO that the four executive officers other than himself be placed on an equal footing from the standpoint of compensation.  The CEO cited several factors in making his recommendation, including the significant crossover in areas of responsibility among the executives and the increased scope of responsibilities assigned to the CFO and CSO positions, including structuring the Company’s insurance program, risk analysis, implementation of strategic initiatives, and development of talent.

Annual Cash Incentive Compensation

The Company's executive officers were eligible to receive annual cash bonuses following yearend for services during 2018. The target bonus amounts were set by the Committee in March 2018 at 100% of base salary for Mr. Elich and 80% of base salary for the other executive officers. Of the total bonus opportunity, 75% was awarded under the Company's Annual Cash Incentive Award Plan based on achievement of objective corporate performance goals selected by the Committee. The other 25% of the total bonus opportunity was reserved for award in the Committee's discretion based on its assessment of each officer's performance of individual goals approved by the Committee in early 2018.

Achievement above or below established target levels for the corporate financial metrics results in an upward or downward adjustment in the cash incentive amount payable for corporate level goals. The adjustment is calculated based on a defined factor (2.5% for 2018) multiplied by the percentage by which the actual achievement of a given metric is above or below the target level. If the Company fails to achieve a specified financial target at the 80% level or above, no part of the cash incentive associated with that metric is earned. The maximum cash incentive payable is 200% of the target amount.  An executive must remain employed by the Company through the date of the Committee's determination of performance to be eligible to receive annual cash incentive payouts.

In March 2018, the Compensation Committee determined that the corporate portion of the annual cash incentive would be based 50% on achievement of net income and 50% on achievement of gross billings and set target levels of achievement.  At its meeting on February 11, 2019, the Committee reviewed the Company's financial results for 2018 and concluded that growth in gross billings in 2018 was 6.84%, compared to the target goal of 13%.  Therefore, the Committee determined that the corporate goal for gross billings had not been attained at the minimum threshold level of 80%, such that no target bonus amounts tied to that goal were payable. The Committee then determined that growth in net income for 2018 was 54.8%, compared to the target goal of 37.0%. Therefore, the corporate net income goal had been achieved at 146.4% of the target goal.  With the 2.5% adjustment for each percentage point above the 100% level, the multiplier factor was 216%, subject to the maximum payout of 200% of the target award. In reaching its decision, the Committee approved an adjustment to net income that excluded the effect of amounts paid to settle the SEC investigation that had not been included in the budget on which the 2018 net income target had been based.  Without the adjustment, the growth in net income for purposes of the performance goal would have been 51.2%.  The adjustment resulted in a 2.0% increase in the payouts. Actual cash incentive payouts are shown in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table below.

The Committee also approved target cash incentive amounts in March 2018, tied to the achievement of subjective individual performance goals for the executive officers that represented 25% of the total bonus opportunity.  Individual goals emphasized the executives’ commitment and support for the successful implementation of internal controls and transparency and for preparing the Company for continued growth, including deeper relationships with clients and referral partners, talent development and succession planning, implementation of new technology platforms, and realization of cost efficiencies. In February 2019, the Committee approved payouts of 100% of the target cash incentive amounts tied to individual performance, as shown in the "Bonus" column in the Summary Compensation Table below.

Long-Term Equity Incentive Compensation

The Committee continued its practice of making annual grants of restricted stock units ("RSUs") and performance share awards to the Company's executive officers under the Company's 2015 Stock Incentive Plan in 2018.  The Committee determined that the target dollar value of the awards, based on the closing sale price of the Common Stock on the date of grant, should be equal to 170% of annual base salary for Mr. Elich and 130% of annual base salary for the other executive officers.  The Committee determined that the RSU grants would equal 75% of the total dollar value and the target level of performance shares would represent 25% of the total dollar value.

The Committee believes that RSUs provide a near-term opportunity to receive an ownership stake in the Company, thus serving as a significant incentive aligning the long-term interests of the executive team with the interests of the Company's stockholders. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs vest in four equal annual installments. The awards are shown in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table below.

The vesting of performance share awards is conditioned on attaining specified target cumulative amounts of gross billings and net income for the three-year period ending December 31, 2020.  The target dollar levels of performance shares granted on March 28, 2018, were: Mr. Elich, $340,000; Mr. Vaughn, $162,500; Mr. Blotz, $162,500; Mr. Kramer, $162,500; and Ms. Gould, $162,500, with 50% of the performance shares tied to achievement of each financial metric. Target award amounts are subject to upward or downward adjustment by 2.5% for each one percent by which the actual achievement of a given financial metric is above or below the target level, but not less than 80% of the target level or more than 140% of the target level. If achievement is below the 80% level, no part of the target award tied to that financial metric would be paid. At the 80% level, 50% of the target award for the related financial metric would be paid. The maximum payout is 200% of a target award.  The awards in terms of numbers of shares are shown in the “Estimated future payouts under equity incentive plan awards” column of the Grants of Plan-Based Awards table below.

On March 28, 2018, the Committee also granted equity retention bonuses to three executive officers. In determining the appropriate level of retention grants, the Committee reviewed levels of total compensation for each executive officer for 2017 and estimated for 2018 and a schedule of outstanding equity awards, as well as total compensation levels at the 50th percentile shown in the 2016 Mercer report for the Company’s peer group, increased by 10% for the passage of time.  Following extensive discussion, stock option grants covering 40,000 shares were made to each of Mr. Blotz, Mr. Kramer, and Ms. Gould.  The options will vest in three installments in 2022, 2024 and 2026 as shown in the “All Other Option Awards” column of the Grants of Plan-Based Awards table below. The Committee believed the awards were appropriate in light of the effective eight-year service period.

In February 2019, the Committee reviewed the achievement of performance goals for performance share awards granted in early 2016.  The awards had been tied equally to the achievement of EBITDA, net income, and gross billings for the three years ended December 31, 2018.  The Committee determined that the EBITDA goal had been achieved at the 69.6% level, below the minimum threshold of 80%.  It determined that the net income goal had been achieved at the 83.8% level; the downward adjustment of 2.5% for each 1% below target yielded a payout of 59.6% of the one-third portion of the target award tied to net income.  Finally, the Committee determined that the gross billings goal had been achieved at the 92.7% level, yielding a payout of 81.8% of the one-third portion of the target award tied to gross billings.  The dollar value of the payouts were as follows:  Mr. Elich, $137,843; Mr. Vaughn; $56,551; Mr. Blotz; $56,551; and Mr. Kramer; $45,241.  The awards were settled in shares of common stock based on the closing sale price on February 25, 2019.

Deferred Compensation Plan

In early 2017, at the recommendation of our CEO and CFO, the Committee began considering the adoption of a nonqualified deferred compensation plan for our executive team and other senior managers to provide participants with the ability to increase savings for retirement or other personal goals on a tax-deferred basis.  Following discussion of the concept and review of final plan documents, the Committee recommended that the Board adopt the Barrett Business Services, Inc. Nonqualified Deferred Compensation Plan effective July 1, 2017.  Under the plan, participants are permitted to defer receipt for income tax purposes of up to 90% of salary, as well as up to 100% of bonuses and other compensation. Deferred amounts are credited to each participant's account and adjusted to reflect amounts of income, gain or loss as if the amounts credited to such accounts had been invested in investment funds designated under the plan and selected by the participant.  The Committee also approved the establishment of a Rabbi trust under which compensation deferred at the election of participants is deposited in trust and held separately from the Company's other assets, subject to the claims of the Company's creditors in the event of its bankruptcy or insolvency.  Although the Company does not make cash matching contributions to participants’ accounts under the plan, RSUs that cliff vest five years following the grant date are awarded each January 1 and July 1, with a matching award of RSUs equal to 35% of the amount deferred into a participant's account during the preceding six months, up to a maximum value of $75,000 per year.  The RSU awards during 2018 are shown in the Grants of Plan-Based Awards table below. Additional information about the deferred compensation plan is included under "Nonqualified Deferred Compensation" below.

Retirement Benefits

Employees, including executive officers, may participate in the Company's 401(k) defined contribution plan. The Company matches each employee's contributions at a rate of 100% on the first 3% of salary deferrals and 50% on the next 2% of salary deferrals, with a maximum Company-paid match of $11,000. All executive officers participated in the 401(k) plan in 2018.

Change in Control Employment Agreements

The Company has entered into agreements with its executive officers that provide for severance benefits in the event that the officer's employment is terminated by the Company without cause (as defined) or by the officer for good reason (as defined) following a change in control of the Company, as described in greater detail under "Potential Payments upon Certain Terminations Following a Change in Control" below. The Committee approved the agreements with the goal of providing the Company's stockholders with greater assurance of stability within senior management.

Death Benefit Agreements

The Company has also entered into agreements with its executive officers that provide, in the event of the executive officer's death, for the Company to make a lump sum payment to the executive officer's designated beneficiary. These agreements are discussed in more detail under "Potential Payments upon Death or Termination for Disability" below.

Tax Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code limits the amount that we may deduct for income tax purposes for compensation paid to our named executive officers to $1,000,000 per person. Prior to the enactment of the Tax Cuts and Jobs Act by Congress in late 2017, performance-based compensation that met the requirements of Section 162(m) and regulations thereunder was excluded from the limit. This exception was repealed on a prospective basis. Accordingly, subject to certain limitations, effective with the 2018 tax year, all compensation paid to a named executive officer or other covered employee in excess of $1,000,000 is non-deductible, other than qualifying performance-based compensation paid under written binding agreements in effect as of November 2, 2017. No compensation shown in the Summary Compensation Table below qualified as performance-based compensation under Section 162(m).   In February 2019, the Compensation Committee amended and restated our Annual Cash Incentive Award Plan to remove references to Section 162(m).

Peer Group and Survey Data for Comparison Purposes. For several years, the Committee has retained Mercer, a nationally recognized compensation consultant, to provide advice to the Committee regarding the structure and implementation of the Company's executive compensation program.  In the fall of 2016, the Committee asked Mercer to prepare an updated analysis of executive compensation data for all executive officer positions.  In consultation with the Committee, Mercer developed an updated peer group for purposes of comparing the Company's executive compensation with similarly sized companies in the human resources and employment services and related industries.

Members of the peer group included:

• CDI Corp.	• KForce Inc.
• CEB Inc.	• Korn/Ferry International
• CBIZ Inc.	• Mistras Group Inc.
• GP Strategies Corp.	• Navigant Consulting Inc.
• Heidrick & Struggles Inc.	• On Assignment Inc.
• Hill International Inc.	• Resources Connection Inc.
• Huron Consulting Group Inc. • ICF International Inc.	• Volt Info Sciences Inc. • Wageworks Inc.

The peer group was developed in consultation with Mercer without consideration of individual company compensation practices, and no company was included or excluded from the peer group due to paying above-average or below-average compensation.

Based on its analysis of the peer group and survey data, Mercer advised that the Company’s base salary levels for all executive officer positions other than the CFO were only slightly above the 25th percentile for its peer group and that total cash compensation was at the 40th percentile. Accordingly, in November 2016 the Committee approved annual base salary increases for 2017 of approximately 25% for all executive officer positions other than CFO, bringing target cash compensation up to the 50th percentile compared to the Company’s peer group.

In early 2018, the Committee again reviewed the Mercer 2016 data, as well as data culled from proxy statements for annual shareholder meetings held in 2017 by members of the above peer group, in connection with making decisions regarding 2018 compensation levels as described above.

Summary Compensation Table

The following table sets forth information regarding compensation received by the persons serving as executive officers of the Company during 2018.

Name and Principal Position	Year	Salary	Bonus(3)	Stock Awards(4)	Stock Options(5)	Non-Equity Incentive Plan Compensation(6)	Nonqualified Deferred Compensation Earnings	All Other Compensation(7)	Total Compensation
Michael L. Elich	2018	$800,000	$200,000	$1,019,972	$—	$600,000	$—	$2,462	$2,622,434
President and Chief	2017	800,000	200,000	1,019,991	—	600,000	—	10,800	2,630,791
Executive Officer	2016	650,000	350,000	1,592,000	—	176,470	—	10,600	2,779,070

Gary E. Kramer(1)	2018	$500,000	$100,000	$493,894	$1,456,596	$300,000	—	$3,731	$2,854,221
Chief Financial	2017	400,000	75,000	389,973	—	225,000	$233	4,154	1,094,360
Officer	2016	153,846	223,844	1,337,100	—	39,391	—	19,006	1,773,187

Gregory R. Vaughn	2018	$500,000	$100,000	$588,284	$—	$300,000	—	$11,000	$1,499,284
Chief Operating	2017	500,000	100,000	487,481	—	300,000	$3,425	10,800	1,401,706
Officer — Corporate	2016	400,000	175,000	597,000	—	88,235	—	10,600	1,270,835
Operations

Gerald R. Blotz	2018	$500,000	$100,000	$491,831	$1,456,596	$300,000	—	$10,154	$2,858,581
Chief Operating	2017	500,000	100,000	487,481	—	300,000	—	10,800	1,398,281
Officer — Field	2016	400,000	175,000	597,000	—	88,235	—	10,600	1,270,835
Operations

Heather E. Gould(2)	2018	$500,000	$100,000	$501,490	$1,456,596	$300,000	—	$11,000	$2,869,086
Chief Strategy	2017	400,000	75,000	389,973	—	225,000	$131	9,231	1,099,335
Officer

(1)	Mr. Kramer became an employee of the Company on August 1, 2016, and was appointed Chief Financial Officer effective August 10, 2016.

(2)	Ms. Gould was appointed as an executive officer effective January 6, 2017.

(3)

The amounts shown represent discretionary cash bonuses awarded by the Compensation Committee. Additional information regarding the Company's annual cash bonus program appears under the subheading "Compensation Discussion and Analysis" above.

(4)

Includes the grant date fair value of RSUs granted to executive officers under the Company's 2015 Stock Incentive Plan (the "2015 Plan") using the closing price of the Common Stock on the grant date. Both annual grants of RSUs and RSUs awarded as a matching contribution under the Company’s nonqualified deferred compensation plan are included. Assumptions regarding forfeitures are ignored. Each RSU represents a contingent right to receive one share of Common Stock.  Additional details regarding the terms of the RSU awards are described below under "Incentive Compensation." Additionally, includes the grant date fair value of awards of performance shares in 2017 and 2018 under the 2015 Plan, which reflects the assessment of probable achievement of performance conditions on the date of grant equal to zero dollars. The actual value to be received pursuant to these stock awards is dependent on the degree to which company-wide performance goals are met over three-year performance cycles. The value of the 2018 performance share awards at the grant date, assuming the highest level of achievement, was as follows: Mr. Elich, $680,000; Mr. Kramer, $325,000; Mr. Vaughn, $325,000; Mr. Blotz, $325,000; and Ms. Gould, $325,000.

(5)

The amounts shown represent the grant date fair value of employee stock options under the Company's 2015 Plan. The actual value to be received pursuant to the option awards is dependent on the appreciation in our stock price prior to the exercise or expiration of the options. Additional details regarding the terms of outstanding stock options held by the named executive officers are described below under "Incentive Compensation." The fair value of stock option awards as determined under the Black-Scholes option-pricing model was estimated using the following weighted-average assumptions (assumptions regarding forfeitures are ignored):

2018
Expected volatility	42.2%
Risk free interest rate	2.7%
Expected dividend yield	1.2%
Expected term	8.3 years
Weighted average fair value per share	$36.41

(6)

Amounts shown represent performance-based cash bonuses paid pursuant to the Company's Annual Cash Incentive Award Plan (the "Cash Incentive Plan") during the years shown. Additional information regarding awards under the program appears under the subheadings "Compensation Discussion and Analysis" above and "Incentive Compensation" below.

(7)	Amounts shown for 2018 represent employer contributions to the 401(k) plan. No executive officer received perquisites or other personal benefits with a total value exceeding $10,000 during 2018.

Incentive Compensation

The following table sets forth information regarding awards under the Cash Incentive Plan and the 2015 Plan to the named executive officers during the year ended December 31, 2018.

Grants of Plan-Based Awards for the Year Ended December 31, 2018

		Approval	Estimated potential payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Shares Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Date	Threshold(1)	Target(1)	Maximum(1)	Threshold(2)	Target(2)	Maximum(2)	(#)		(#)(5)	($/Sh)(6)	Awards(7)
Michael L. Elich	03/28/2018	—	$300,000	$600,000	$1,200,000	—	—	—	—		—	—	—
	03/28/2018	—	—	—	—	2,067	4,135	8,271	—		—	—	—
	07/01/2018	05/31/2018	—	—	—	—	—	—	10,562	(3)	—	—	$1,019,972	(8)

Gary E. Kramer	01/01/2018	—	—	—	—	—	—	—	29	(4)	—	—	$1,870	(8)
	03/28/2018	—	$150,000	$300,000	$600,000	—	—	—	—		—	—	—
	03/28/2018	—	—	—	—	988	1,976	3,953	—		—	—	—
	03/28/2018	—	—	—	—	—	—	—	—		40,000	$82.21	1,456,596	(9)
	07/01/2018	05/31/2018	—	—	—	—	—	—	5,048	(3)	—	—	487,485	(8)
	07/01/2018	—	—	—	—	—	—	—	47	(4)	—	—	4,539	(8)

Gregory R. Vaughn	01/01/2018	—	—	—	—	—	—	—	401	(4)	—	—	$25,860	(8)
	03/28/2018	—	$150,000	$300,000	$600,000	—	—	—	—		—	—	—
	03/28/2018	—	—	—	—	988	1,976	3,953	—		—	—	—
	07/01/2018	05/31/2018	—	—	—	—	—	—	5,048	(3)	—	—	487,485	(8)
	07/01/2018	—	—	—	—	—	—	—	776	(4)	—	—	74,938	(8)

Gerald R. Blotz	03/28/2018	—	$150,000	$300,000	$600,000	—	—	—	—		—	—	—
	03/28/2018	—	—	—	—	988	1,976	3,953	—		—	—	—
	03/28/2018	—	—	—	—	—	—	—	—		40,000	$82.21	$1,456,596	(9)
	07/01/2018	05/31/2018	—	—	—	—	—	—	5,048	(3)	—	—	487,485	(8)
	07/01/2018	—	—	—	—	—	—	—	45	(4)	—	—	4,346	(8)

Heather E. Gould	01/01/2018	—	—	—	—	—	—	—	18	(4)	—	—	$1,161	(8)
	03/28/2018	—	$150,000	$300,000	$600,000	—	—	—	—		—	—	—
	03/28/2018	—	—	—	—	988	1,976	3,953	—		—	—	—
	03/28/2018	—	—	—	—	—	—	—	—		40,000	$82.21	1,456,596	(9)
	07/01/2018	05/31/2018	—	—	—	—	—	—	5,048	(3)	—	—	487,485	(8)
	07/01/2018	—	—	—	—	—	—	—	133	(4)	—	—	12,844	(8)

(1)

Represents the potential annual non-discretionary cash incentive payouts under the Cash Incentive Plan based on the level of achievement of corporate performance goals as described under "Compensation Discussion and Analysis" above. The target amounts were payable if the overall achievement level was 100%. For each percentage point that achievement of the goal falls above or below the target level in a particular year, the bonus amount attributable to that goal is increased or reduced by 2.5%; provided the maximum bonus is 200% of target and no amounts are payable for achievement below 80% of the target level. Actual cash incentive payments are shown in the Summary Compensation Table above.

(2)

Represents the number of shares subject to performance share awards under the 2015 Plan, all or a portion of which will vest on the date that the Compensation Committee determines the level of attainment of specified performance goals for the three years ending December 31, 2020, as described under "Compensation Discussion and Analysis" above. Upon vesting, the awards will be settled in shares of Common Stock. The performance share awards are tied to target levels of gross billings and net income, weighted equally. Target award amounts are subject to upward or downward adjustment by 2.5% for each 1% by which the actual achievement of a given financial metric is above or below the target level, but not less than 80% or more than 140% of the target level.  If achievement is below the 80% level, no part of the target award tied to that financial metric is paid.

(3)

Reflects the grant of RSUs under the 2015 Plan. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs generally vest in four equal annual installments beginning on the one-year anniversary of the grant date, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control of the Company or a participant's death or termination of employment by reason of disability.

(4)

Reflects the grant of RSUs as a matching contribution in connection with the Company’s nonqualified deferred compensation plan. The RSUs will vest on the five-year anniversary of the grant date, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control of the Company or a participant's death or termination of employment by reason of disability.

(5)

Reflects stock options granted under the 2015 Plan that vest at 25% on the four-year anniversary of the grant date, 25% on the six-year anniversary of the grant date, and 50% on the eight-year anniversary of the grant date. Options expire 10 years after the date of grant.  Vesting of the stock options would accelerate upon a change in control of the Company or a participant's death or termination of employment or service by reason of disability or retirement.

(6)	The exercise price is equal to the closing sale price of our Common Stock on the grant date.

(7)

The amounts shown represent the grant date fair value of RSUs based on the closing sale price of the Common Stock on the grant date. No grant date fair value was recognized for equity incentive plan awards (performance shares) based on the assessment of the probable outcome of the specified performance conditions on the grant date.

(8)	The amounts shown represent the grant date fair value of RSUs based on the closing sale price of the Common Stock on the grant date multiplied by the number of awards.

(9)

The amounts shown represent the grant date fair value of stock options. See note 5 of the Summary Compensation Table above for additional information regarding the assumptions underlying the grant date fair value.

Option Exercises and Stock Vested During 2018

The following table provides information regarding exercises of stock options and vesting of RSUs during 2018 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael L. Elich	—	—	24,451	$2,348,519
Gary E. Kramer	—	—	9,202	713,302
Gregory R. Vaughn	29,740	$1,731,757	10,877	1,044,736
Gerald R. Blotz	—	—	12,816	1,210,792
Heather E. Gould	—	—	4,752	439,481

The table below provides information regarding outstanding stock options, RSUs and performance shares held by the named executive officers at the end of 2018.

Outstanding Equity Awards at December 31, 2018

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable(#)	Number of Securities Underlying Unexercised Options: Unexercisable(#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(15)
Michael L. Elich	10,000	—		$13.38	3/04/2020	5,000	(4)	$286,250	3,182	(13)	$182,170
	65,625	9,375	(1)	$16.53	4/06/2021	20,000	(5)	$1,145,000	2,067	(14)	$118,336
	15,000	5,000	(2)	$29.99	2/01/2025	13,353	(6)	$764,459	—		—
	—	—		—	—	10,562	(9)	$604,675	—		—

Gary E. Kramer	—	40,000	(3)	$82.21	3/28/2028	15,000	(7)	$858,750	1,216	(13)	$69,616
	—	—		—	—	5,105	(6)	$292,261	988	(14)	$56,563
	—	—		—	—	29	(8)	$1,660	—		—
	—	—		—	—	5,048	(9)	$288,998	—		—
	—	—		—	—	47	(10)	$2,691	—		—

Gregory R. Vaughn	4,000	—		$11.08	1/16/2019	2,500	(4)	$143,125	1,520	(13)	$87,020
	10,000	—		$13.38	3/04/2020	7,500	(5)	$429,375	988	(14)	$56,563
	31,268	6,250	(1)	$16.53	4/06/2021	6,382	(6)	$365,370	—		—
	6,242	2,500	(2)	$29.99	2/01/2025	401	(8)	$22,957	—		—
	—	—		—	—	5,048	(9)	$288,998	—		—
	—	—		—	—	776	(10)	$44,426	—		—

Gerald R. Blotz	1,250	—		$13.75	4/12/2020	2,500	(4)	$143,125	1,520	(13)	$87,020
	3,750	—		$15.03	4/13/2021	7,500	(5)	$429,375	988	(14)	$56,563
	3,750	—		$17.55	3/07/2022	6,382	(6)	$365,370	—		—
	7,500	2,500	(2)	$29.99	2/01/2025	5,048	(9)	$288,998	—		—
	—	40,000	(3)	$82.21	3/28/2028	45	(10)	$2,576	—		—

Heather E. Gould	—	40,000	(3)	$82.21	3/28/2028	250	(11)	$14,313	1,216	(13)	$69,616
	—	—		—	—	5,000	(12)	$286,250	988	(14)	$56,563
	—	—		—	—	5,105	(6)	$292,261	—		—
	—	—		—	—	18	(8)	$1,031	—		—
	—	—		—	—	5,048	(9)	$288,998	—		—
	—	—		—	—	133	(10)	$7,614	—		—

(1)	The unvested options vest on April 6, 2019.

(2)	The unvested options vest on February 2, 2019.

(3)	The unvested options vest 25% on March 28, 2022, 25% on March 28, 2024, and 50% on March 28, 2026.

(4)	The unvested RSUs vest on July 1, 2019.

(5)	The unvested RSUs vest in two equal annual installments on July 1, 2019, and 2020.

(6)	The unvested RSUs vest in three equal annual installments beginning on July 1, 2019.

(7)	The unvested RSUs vest in two equal annual installments on August 11, 2019, and 2020.

(8)	The unvested RSUs vest in full on January 1, 2023.

(9)	The unvested RSUs vest in four equal annual installments beginning on July 1, 2019.

(10)	The unvested RSUs vest in full on July 1, 2023.

(11)	The unvested RSUs vest on February 2, 2019.

(12)	The unvested RSUs vest in two equal annual installments on July 14, 2019, and 2020.

(13)

Vesting of this award is contingent upon meeting company-wide performance goals at the threshold level. The performance goals are tied to target amounts of gross billings, EBITDA and net income for the three years ending December 31, 2019. The awards earned will range from 50% at the threshold level to 200% at the maximum level of the target number of performance shares and will be payable no later than April 30, 2020.

(14)

Vesting of this award is contingent upon meeting company-wide performance goals at the threshold level. The performance goals are tied to target amounts of gross billings and net income for the three years ending December 31, 2020. The awards earned will range from 50% at the threshold level to 200% at the maximum level of the target number of performance shares and will be payable no later than April 30, 2021.

(15)	Based on the $57.25 closing sale price per share of the Company's Common Stock on the last trading day of 2018.

Additional Equity Compensation Plan Information

The following table summarizes information regarding shares of Common Stock that may be issued upon exercise of stock options, warrants, and rights under the Company's equity compensation plans and arrangements as of December 31, 2018. See "Grants of Plan-Based Awards for the Year Ended December 31, 2018" and "Outstanding Equity Awards at December 31, 2018" above and Note 10 of Notes to Consolidated Financial Statements in Item 15 of our 2018 Form 10-K for additional information.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants, and rights		B. Weighted-average exercise price of outstanding options, warrants, and rights	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders
Stock options	372,260	(1)	$39.08	454,983	(4)
Restricted stock units	203,854	(2)	—	—
Performance shares	80,668	(3)	—	—
Equity compensation plans or arrangements not approved by stockholders	—		—	—
Total	656,782			454,983

(1)

Represents shares underlying stock options granted under the Company's 1993 Stock Incentive Plan, 2003 Stock Incentive Plan, 2009 Stock Incentive Plan (the "2009 Plan") and 2015 Stock Incentive Plan (the "2015 Plan").

(2)	Represents unvested RSUs granted under the 2009 Plan and 2015 Plan. No exercise price is paid upon vesting and, thus, no exercise price is included in the table.

(3)

Includes 21,956 shares issuable under performance share awards granted in 2016 under the 2015 Plan, based on the dollar value of such awards, assuming achievement of specified corporate performance goals at the maximum level, and the closing sale price of the Company's Common Stock on December 31, 2018, $57.25 per share. Of the 21,956 shares, 3,979 shares vested on February 25, 2019, and the remainder were forfeited. Also includes 58,712 shares issuable under performance share awards granted in 2017 and 2018 under the 2015 Plan, assuming achievement of specified corporate performance goals at the maximum level. No exercise price is paid upon vesting and, thus, no exercise price is included in the table.

(4)

Future awards under the 2015 Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance share awards, dividend equivalents, stock awards, or other stock-based awards.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our employees and the annual total compensation of our CEO for 2018, our last completed fiscal year:

•	The annual total compensation of our CEO was $2,622,434.

•	The median of the annual total compensation of all of our employees other than our CEO (based on our median employee identified under the methodology described below) was $100,000.

•	The resulting ratio of our CEO's annual total compensation to the annual total compensation of our median employee is 26 to 1.

The pay ratio stated above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records.  The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to our pay ratio stated above.

We completed the following steps to identify the median of the annual total compensation of our employees and to determine the annual total compensation of our median employee and CEO:

•

On December 21, 2018, the date we used to determine the employees to be included in our ratio calculation, our employee population consisted of approximately 760 individuals, including full-time, part-time and temporary employees employed on that date.

•

The employee number excludes the employees of our professional employer services ("PEO") clients, because our PEO clients determine the compensation of their employees.  Similarly, the number excludes our temporary staffing employees who work at our customers' job sites, because the compensation paid to such employees is established by our customer's order.

•

To find the median of the annual total compensation of the individuals (other than our CEO) in our employee population as described above, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for the fiscal year 2018. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 21, 2018 but who did not work for us the entire year. No full-time equivalent adjustments were made.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees included in the calculation.

•

After identifying the median employee, we added together all of the elements of that employee’s compensation for calendar year 2018 in accordance with the requirements applicable to calculating annual total compensation for purposes of the Summary Compensation Table above.

For the annual total compensation of our CEO, we used the amount reported for our CEO in the "Total" column for 2018 in the Summary Compensation Table above.

Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation received by the persons serving as executive officers of the Company during 2018.

Name	Executive Contributions in 2018 (1)	Company Contributions in 2018	Aggregate Earnings in 2018	Aggregate Balance at 12/31/2018 (2)
Mike Elich	$—	$—	$—	$—
Gary Kramer	26,000	—	(2,506)	29,227
Greg Vaughn	375,000	—	(45,961)	406,502
Gerald Blotz	25,000	—	(1,932)	23,068
Heather Gould	74,423	—	(5,218)	72,721

(1)	Amounts are also included in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table above.

(2)

Of the amounts shown, the following amounts were previously reported as compensation in the Summary Compensation Table for 2017 in the 2018 proxy statement: Mr. Kramer, $233; Mr. Vaughn, $3,425; Mr. Blotz, $0; and Ms. Gould, $131.

On July 1, 2017, the Barrett Business Services, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) was established, in which upper management, including executive officers, are eligible to participate. Key features of the Plan are as follows:

•

Deferrals. Participants may make an advance election to defer up to 90% of their annual base salary, 100% of annual cash performance and discretionary bonuses, and 100% of other compensation as permitted in the Company’s discretion.

•	Vesting. Participants are immediately vested in credits for their contributions and related earnings.

•

Form of Payment. Plan participants may make elections regarding distribution of their vested account balance in accordance with the terms and conditions set forth in the Plan.  The payment may be in a lump sum on a specified date at least five years following the end of the period in which the deferred amount was earned (an "in-service distribution") or on the first business day of the seventh month following separation from service.  Alternatively, for in-service distributions or distributions following retirement at or after age 60 with at least 10 years of service, the distribution may be paid in up to 10 equal annual installments. A lump-sum distribution will be made 60 days following death or disability. Distributions are also permitted in the event of an unforeseeable emergency.  Subsequent deferral elections with respect to deferred amounts are also permitted.

•

Earnings on Account Balances. Plan participants may allocate the amounts deferred into their accounts under the Plan among 20 investment fund alternatives offered by the Company. Investment instructions may be submitted on any business day.  Hypothetical gains and losses are credited to participant accounts based on their investment elections. The following table shows investment fund alternatives selected by Plan participants during 2018 and annualized returns for each investment alternative for 2018:

Fund	Performance
Delaware Small Cap Value R6	-24.7%
MFS Value Fund Class - R6	-10.4%
PGIM Investments Total Return Bond Q	-4.3%
Amer Funds: EuroPacific Growth R6	-20.9%
American Balanced R6	-8.6%
RidgeWorth Ceredex Mid-Cap Value Equity Fund Class	-19.4%
T. Rowe Price Blue Chip Growth Fund	-1.7%
Vanguard Total Bond Mkt Index-Admrl	-2.5%
Vanguard 500 Index Admiral	-7.0%
Vanguard Target Retirement 2050	-10.9%
Vanguard Target Retirement 2040	-10.4%
Vanguard Growth Index Fund Admiral Shares	-5.6%
Vanguard Mid Cap Index (Adm)	-11.3%
Vanguard Small Cap Growth Index Admiral	-7.2%
Vanguard Small-Cap Value Index Admiral	-14.7%
Vanguard Target Retirement 2030	-8.9%
Vanguard Target Retirement Income	-2.0%
Vanguard Developed Markets Index Admiral	-17.7%
Vanguard Target Retirement 2020	-9.1%
Vanguard Value Index Fund Admiral Shares	-8.3%

The Company does not make cash matching contributions to participants’ accounts in the Plan.  However, as an incentive to participate in the Plan and as a retention tool, the Committee approved the automatic award of RSUs each January 1 and July 1 to participants in the Plan based on the fair market value of a share on the grant date, with a total dollar value equal to 35% of the amount deferred into the participant's account under the Plan during the preceding six months. The grant date fair value of RSUs awarded to a single participant in conjunction with the Plan is limited to $75,000 per year.  The restriction period for RSUs awarded in connection with the Plan will expire, and the RSUs will vest in full, on the fifth anniversary of the grant date, so long as the participant continues to be an employee of the Company on the vesting date.  Vesting of the RSUs will be accelerated if the participant ceases to be an employee by reason of death or disability or in the event of a change in control of the Company.  RSUs that do not vest on or before the expiration of the restriction period are forfeited. A total of 1,449 RSUs were granted to executive officers under the Plan during 2018.

Potential Payments upon Certain Terminations Following a Change in Control

The Company has entered into Change in Control Employment Agreements (the "CIC Agreements") with Messrs. Elich, Vaughn, Blotz, Kramer, and Ms. Gould. The CIC Agreements provide for compensation in the form of a severance payment in the event that the executive officer's employment is terminated following a change in control of the Company.

Under the CIC Agreements, if employment is terminated by the Company (other than for cause, death or disability), or by the executive for good reason, within 12 months following a change in control, the executive will be entitled to receive an amount equal to three times the sum of (x) his or her annual base salary plus (y) target annual cash bonus, in a lump sum within 30 days after termination. If payment of these benefits would result in an "excess parachute payment" as defined in Code Section 280G, such payments shall be reduced to the largest amount that will result in no portion of the payments being subject to the excise tax imposed by Code Section 4999.

Brief summaries of the definitions of certain terms used in the CIC Agreements are set forth below.

"Change in control" means:

•	The acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s outstanding voting securities;
•	A change in the composition of the Board during any 12-month period such that the incumbent directors cease to constitute at least a majority of the Board, with certain exceptions;
•	Completion of a consolidation, merger, or sale, lease, exchange, or other transfer of substantially all the assets of the Company, with certain exceptions; or
•	Approval by the Company’s stockholders of a liquidation or dissolution of the Company.

"Cause" means:

•	The willful failure to comply with any of the Company’s material and lawful policies or standards, subject to certain notice requirements;
•	The material breach of the confidentiality provisions of the agreement;
•	The willful and material failure to perform the duties of the officer’s position, subject to certain notice requirements;
•	Embezzlement, theft, larceny, fraud, or other material acts of dishonesty; or
•	Conviction of or entry of a plea of guilty or nolo contendere to a felony.

"Good reason," for purposes of an executive’s termination of his or her employment with the Company following a change in control, means:

•	The executive experiences a material adverse change in his or her authority, duties, or responsibilities;
•

A material change in the executive’s supervisor, including reporting to a successor board of directors of which fewer than half of the members were directors of the Company immediately prior to the change in control or, for Messrs. Blotz and Vaughn, if Mr. Elich ceases to be Chief Executive Officer for reasons other than cause, death or disability;

•	The executive’s base compensation (salary or target annual cash bonus) is reduced;
•	The executive is transferred to a location more than 50 miles from the present location;
•	The successor company does not agree to perform under the agreement; or
•	The Company does not comply with the material terms of the agreement.

All outstanding stock options and RSUs held by the executives will also become exercisable or vested in full following a change in control of the Company, whether or not the executive’s employment is terminated.

Each of our executives has entered into a separate non-competition agreement under which he or she has agreed not to become an owner, stockholder, partner, officer, or employee of a business that is engaged in or competes with the Company in any geographic area in which the Company has done business during the three months preceding termination of employment, and not to solicit the Company's customers or employees, for a period of 18 months after the executive is no longer employed by the Company.

The following table shows potential pay-outs under the CIC Agreements as of December 31, 2018, assuming that employment was terminated following a change in control of the Company, either by the Company for reasons other than cause, death or disability, or by the executive for good reason, and that termination occurred on that date. The table also shows the value of outstanding employee stock options and RSUs that were not vested on December 31, 2018, but would become exercisable in full upon a change in control of the Company, whether or not the executive’s employment is terminated.

Name	Lump Sum Cash Severance Payment(1)	Value of Unvested Stock Options and RSUs(2)	Total(3)
Michael L. Elich	$4,800,000	$3,318,434	$8,118,434
Gary E. Kramer	$2,700,000	$1,444,360	$4,144,360
Gregory R. Vaughn	$2,700,000	$1,616,901	$4,316,901
Gerald R. Blotz	$2,700,000	$1,297,594	$3,997,594
Heather E. Gould	$2,700,000	$890,467	$3,590,467

(1)	Equal to three times the sum of the executive's annual base salary level at December 31, 2018, and the target cash incentive bonus for 2018.

(2)

Reflects the market value of unvested RSUs plus the difference (the "spread") between the closing sale price of the Common Stock on The Nasdaq Stock Market on the last trading day of 2018, $57.25 per share, and the per share exercise price for unvested options. See "Outstanding Equity Awards at December 31, 2018" above for additional information.

(3)

The amounts shown are subject to reduction to the extent necessary to avoid imposition of the excise tax imposed under Code Section 4999 on excess parachute payments as defined in Code Section 280G. The amounts shown reflect elimination of the cash severance due to these reductions as follows: Mr. Elich $0; Mr. Kramer, $1,817,206; Mr. Vaughn, $0; Mr. Blotz, $1,203,216; and Ms. Gould, $2,890,144.

Potential Payments upon Death or Termination for Disability

The Company has entered into Death Benefit Agreements with each of our executive officers. Under each agreement, the Company will make a lump sum payment to the executive officer’s designated beneficiary within 60 days after the date of death. Benefit payments for Mr. Elich would be $1,300,000, and for the other executive officers would be $800,000. The benefit would be forfeited upon an executive officer’s termination of employment with the Company for any reason other than death.

A death benefit will be payable solely out of the general assets of the Company, which may include funds received from life insurance policies on the executive officers put in place by the Company. No death benefit will be payable under an agreement if the executive officer’s death occurs under circumstances causing the policy amount not to be paid in full.

In addition to the Death Benefit Agreements, all RSUs and stock options that are unvested at an executive officer's death or termination of employment by reason of disability will immediately vest in full. The value of unvested RSUs and stock options held by the named executive officers at December 31, 2018, is shown above under the subheading "Potential Payments upon Certain Terminations Following a Change in Control."

Compensation Committee Report

The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers. The Compensation Committee has reviewed the section headed "Compensation Discussion and Analysis" and has discussed its contents with members of the Company's management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the section headed "Compensation Discussion and Analysis" be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and the Company's proxy statement on Schedule 14A.

Submitted by the Compensation Committee of the Board of Directors:

James B. Hicks, Ph.D., Chair
Thomas B. Cusick
Jon L. Justesen

       Vincent P. Price

RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

One of our outside directors, Thomas Carley, is Chief Operating Officer and a director of Urth Organic Corporation (“Urth”), a private company based in Monterey, California, that distributes organic microbial fertilizers and soil amendments.  Mr. Carley also owns approximately 8.4% of the outstanding equity in Urth.  In 2019, the Company recorded total revenue of $21,155 pursuant to a client agreement entered into with Urth on January 1, 2019.  The Company’s Audit Committee reviewed the arrangement, which was on terms comparable to those negotiated with unaffiliated parties. The client relationship ended on March 31, 2019.

Under the charter of the Audit Committee, the committee must determine whether or not to approve any transaction between the Company and a director, officer or stockholder that, if it did occur, would be required to be disclosed in the Company's proxy statement. Under the Company's Code of Business Conduct, directors must disclose any personal interest in any transaction with the Company or to be considered by the Board to the Audit Committee. Directors are not permitted to participate in any decision by the Board in which there is a conflict between their personal interests and the Company's interests. In reviewing a proposed transaction with a related person, the Audit Committee will consider whether the transaction is fair to and in the interests of the Company and its stockholders.

Indemnification of Directors and Officers

As disclosed under “Litigation Involving Directors and Officers” above, certain of our directors and officers have been involved in certain legal proceedings brought against the Company. Under Maryland law, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation shall be indemnified by the corporation against reasonable expenses incurred in connection with the proceeding if the person is successful on the merits or otherwise or if ordered by a court of competent jurisdiction. In addition, a corporation is permitted to indemnify such persons against liability incurred in a proceeding, with certain exceptions, including liabilities resulting from conduct committed in bad faith or active and deliberate dishonesty or resulting in actual receipt of an improper personal benefit in money, property, or services. As authorized by Maryland law, our charter provides that the Company shall indemnify each of its officers and directors to the fullest extent legally permissible against all liabilities, losses, judgments, penalties, fines, settlements, and reasonable expenses (including attorney fees) incurred or suffered by any such person by reason of or arising from the fact that such person is or was an officer or director. We have also entered into indemnification agreements with each of our directors, and certain of our current officers.

As the legal representation of our directors other than Michael Elich is currently combined with the legal representation of the Company, we have not advanced or reimbursed expenses of any of our individual directors other than Mr. Elich under our indemnification obligations to date. During 2018, the Company advanced amounts covered by invoices received from separate counsel for Mr. Elich totaling $79,000.

MATTERS RELATING TO OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP ("Deloitte") was the Company's independent registered public accounting firm with respect to its audited financial statements for the years ended December 31, 2017 and 2018. The Company expects representatives of Deloitte to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

Fees Paid to Principal Independent Registered Public Accounting Firm

The following fees were billed by Deloitte for professional services rendered to the Company in fiscal 2017 and 2018.

	2017	2018
Audit Fees(1)	$2,048,000	$1,239,000
Audit-Related Fees(2)	$2,000	$2,000
Tax Fees	—	—
All Other Fees	—	—

(1)

Consists of fees for professional services for the audit of the Company and its subsidiaries’ annual financial statements for the years shown and for review of financial statements included in the Company’s quarterly reports on Form 10-Q.

(2)	Consists of fees for US GAAP accounting research tools.

Pre-Approval Policy

The Company has adopted a policy requiring pre-approval by the Audit Committee of all fees and services of the Company's independent registered public accounting firm (the "independent auditors"), including all audit, audit-related, tax, and other legally permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee jointly by the independent auditors and the Company's Chief Financial Officer, together with a statement from the independent auditors that such services are consistent with the SEC's rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services. The maximum term of any pre-approval is 12 months. Additional pre-approval is required for services not included in the pre-approved categories and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members provided that a full report of any pre-approval decision is provided to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved 100% of the fees described above.

Audit Committee Report

In discharging its responsibilities, the Audit Committee and its individual members met with management and with the Company's independent auditors, Deloitte, to review the audit process and the Company's accounting functions and to review and discuss the Company's audited financial statements for the year ended December 31, 2018. In addition, the Audit Committee discussed various matters with Deloitte related to the Company's consolidated financial statements, and matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board regarding communications with audit committees (AS 1301), as well as the Company's internal control over financial reporting. The Audit Committee also received the written disclosures and the letter from Deloitte required by Rule 3526, "Communication with Audit Committees Concerning Independence," issued by the Public Company Accounting Oversight Board, and has discussed with Deloitte its independence from the Company and management and any matters that may affect their objectivity and independence.

Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

Submitted by the Audit and Compliance Committee of the Board of Directors:

Thomas B. Cusick, Chair
James B. Hicks, Ph.D.
Anthony Meeker

ITEM 4 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the Company's independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2019. Although the selection of independent auditors is not required to be submitted to a stockholder vote by the Company's charter documents or applicable law, the Board has decided to ask the stockholders to ratify the selection. If the stockholders do not approve the selection of Deloitte, the Audit Committee will reconsider its selection.

Provided that a quorum is present, the selection of Deloitte as the Company's independent auditors will be ratified if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares that are not represented at the meeting, shares that abstain from voting on this proposal, and broker non-votes will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote FOR ratification of the selection of Deloitte as the Company's independent registered public accounting firm for 2019.

ITEM 5 – STOCKHOLDER PROPOSAL

A stockholder proposal was submitted to the Company by Wayne King on December 21, 2018, supporting a “proxy access” bylaw. The text of Mr. King’s proposal and supporting statement are set forth below verbatim. The Company is not responsible for the contents of this proposal or the supporting statement of Mr. King. Our Board of Directors recommends a vote AGAINST the proposal for the reasons set forth following the proposal.

The stockholder proposal will be submitted to a vote at the Annual Meeting if it is properly presented at the meeting. We will provide the address of and number of shares held by Mr. King upon oral or written request to our Corporate Secretary.

STOCKHOLDER PROPOSAL

RESOLVED: Stockholders of Barrett Business Services, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for stockholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a stockholder meeting at which directors are to be elected the name, Disclosure and Statement (each as defined herein) of any person nominated for election to the board by a stockholder or group (the “Nominator”) meeting the criteria established below. The Company shall allow stockholders to vote on such nominee on the Company’s proxy card.

The number of stockholders-nominated candidates appearing in proxy materials shall not exceed the greater of 2 or 20% of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least 3 years before submitting the nomination;

b)

give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)

certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company stockholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaws and applicable federal regulations and the priority to be given to multiple nominations exceeding the nominee limit.

SUPPORTING STATEMENT

As a long term, material stockholder of the Company, I believe proxy access is a fundamental stockholder right and a principle of good governance. Proxy access gives the owners of a company meaningful choice in director elections. By allowing stockholders a greater opportunity to participate in the director election process, proxy access facilitates engagement and may enhance board accountability and responsiveness. The proposed bylaw terms are consistent with market practice and enjoy strong support across a wide range of companies of various sizes and industries. I believe it is time for the Company to join the over 500 public companies (including a majority of the S&P 500) who have recently adopted proxy access bylaws.

I urge stockholders to vote FOR this proposal.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO ITEM 5 – STOCKHOLDER PROPOSAL

The Board has carefully considered the foregoing Proposal and unanimously recommends that stockholders vote AGAINST it.

The Board takes seriously its role in protecting and enhancing stockholders’ interests in the Company. The Board believes that accountability to stockholders is not just a mark of good governance, but also an important component of the Company’s success.

As a Board, we are aware of and understand the ongoing developments regarding proxy access. Many large companies in the S&P 500 index have adopted proxy access. But, very few companies our size have adopted this governance provision. According to FactSet, less than 5% of the companies in the Russell 2000 index, for example, have proxy access. None of the public companies to which we compare ourselves for executive compensation purposes had adopted proxy access as of December 31, 2018.

There are several considerations that make proxy access more appropriate for large companies than for smaller ones, in our view: (i) an investor that owns even a small percentage of a large company has significant capital at risk and is naturally inclined to undertake only those activities that it believes in good faith would enhance its substantial investment and (ii) larger companies are better able to absorb the expense and extra activities that are involved in responding to a stockholder that avails itself of proxy access.

Despite the fact that very few smaller companies have proxy access, the Board carefully evaluated whether adopting proxy access would be appropriate for the Company. The Board and Nominating Committee have concluded that doing so is not in the best interests of the Company or its stockholders for the following reasons:

•

The form of proxy access that is advocated by the Proposal is not tailored to the Company. The Proposal provides that a group of stockholders that collectively own just 3% of our stock would be able to avail themselves of proxy access. We recognize that 3% is a common threshold for proxy access at large companies. But at smaller companies, a 3% threshold does not ensure that the stockholders using proxy access have substantial capital at risk. That is why, we believe, the proxy voting policies of several of our largest institutional investors provide that a 5% threshold is more appropriate at smaller companies. On December 31, 2018, our market capitalization was less than $450 million, meaning that under the Proposal, a group of investors with as little as $13.5 million invested in the Company could use proxy access.

•

The terms of the proposed proxy access provision are not consistent with the provisions adopted by other companies. Most of the proxy access bylaws reviewed by the Board provided for a limit on the number of stockholders that can group together to reach the minimum ownership threshold and use proxy access. In most cases the Board has reviewed, the grouping limit was 20 stockholders. The Proposal, on the other hand, has no limit on the number of small stockholders that can aggregate their ownership to reach the threshold. A large group of small investors creates significant administrative burdens on the Company to (i) verify the ownership of each group member (including how long each member has held its stake), (ii) review the submission to ensure full compliance with the proxy access requirements by every member of the group, and (iii) know who is authorized to speak on behalf of the group and ensure that his or her authority continues. Moreover, by allowing an unlimited number of stockholders to aggregate their ownership, the Proposal increases the chances that a group of stockholders, each of whom has a nominal financial interest in the Company, could use proxy access to advocate for policies or promote an agenda that is unrelated to the Company’s financial performance or the creation of long-term stockholder value.

•

The proxy access proposal would allow for disproportionate representation. Given the likely size of our Board for the foreseeable future will be no more than eight members, the Proposal would allow a 3% stockholder (or group of stockholders that in the aggregate own 3% of our stock) to nominate two directors, or at least 25% of the directors.

•

The Company already has processes in place to allow for stockholders to suggest or nominate directors and to foster optimal Board composition. As indicated under the heading “Nominating and Governance Committee” above, our Nominating Committee welcomes director candidate suggestions from stockholders and has a detailed process by which such suggestions are evaluated. In addition, our Bylaws permit stockholders to directly nominate candidates to our Board at each annual meeting of stockholders upon proper notice. More generally, our Nominating Committee is composed entirely of independent directors with fiduciary duties to stockholders. That Committee regards its responsibility for Board composition, director evaluation and nomination of qualified candidates as core elements of its duties to stockholders. We believe these mechanisms provide opportunities for stockholders to select, recommend and nominate director candidates and also ensure that the Board is composed of qualified candidates with diverse experiences.

•

Stockholders have significant rights and protections under our Charter and Bylaws; our Board is accountable to stockholders. Among other things: (i) our entire Board of Directors is elected annually; (ii) the Board has an independent Chairman; (iii) stockholders have the ability to call special meetings of stockholders; (iv) our directors must receive a majority of “FOR” votes in each election or they are required by our Bylaws to tender their resignation; and (v) the directors may be removed with or without cause by stockholders. We believe these protections promote Board responsiveness and accountability to stockholders.

•

Proxy access has been used extremely rarely by stockholders to nominate directors, even at companies that have had proxy access for many years. Despite adoption of proxy access bylaws by many large capitalization public companies, there are almost no examples of stockholders availing themselves of such access. But, the costs of drafting, ratifying and maintaining a proxy access bylaw are not insignificant, especially for a company our size.

•

Stockholders have expressed support for our Board and governance policies. At our 2018 annual meeting of stockholders, each of our directors was reelected with the support of more than 94% of the shares voting and our advisory vote on executive compensation received support from nearly 97% of the shares that voted.

•

The Company has demonstrated its commitment to stockholder value creation and, in fact, has created significant value for stockholders. The stock has provided total stockholder returns for our stockholders that have exceeded the Russell 2000 index for the one- and three-year periods ended December 31, 2018, for example. Over longer periods the stock has created tremendous value for our owners. Over the ten- and twenty-year periods ended December 31, 2018, for example, the total return has been more than 540% and 1250%, both exceeding the returns of the Russell 2000 index.

For the foregoing reasons, the Board unanimously believes that the Proposal is not in the best interests of the Company or its stockholders and recommends that you vote “AGAINST” Item 5 – Stockholder Proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THE PROXY ACCESS PROPOSAL.

OTHER MATTERS

Management knows of no matters to be brought before the Annual Meeting other than the election of directors, approval of the 2019 Employee Stock Purchase Plan, the advisory vote to approve our executive compensation, ratification of the selection of independent auditors, and a stockholder proposal described in Item 5 above.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board should be submitted by e-mail to bod@bbsihq.com. All directors have access to this e-mail address. Communications to individual directors or committees should be sent to the attention of the intended recipient. The chair of the Audit Committee will be primarily responsible for monitoring e-mails to the Board (or its members or committees) and for forwarding messages as appropriate.

Stockholder communications sent by regular mail to the attention of the Board (or to individual directors or committees) will be forwarded as the chair of the Audit Committee deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board's (or such other intended recipient's) responsibilities or are otherwise inappropriate or frivolous.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2020

Stockholder proposals submitted for inclusion in the Company's proxy materials for the annual meeting of stockholders to be held in 2020 (the "2020 annual meeting") must be received by the Company by December 26, 2019. Any such proposal should comply with the SEC's rules governing stockholder proposals submitted for inclusion in proxy materials. Proposals should be addressed to Corporate Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662.

Notice of any stockholder proposal that is intended to be presented directly at the 2020 annual meeting of stockholders but not included in the Company's proxy materials, as well as any nominations of persons for election as a director to be presented by a stockholder at the 2020 annual meeting, must be submitted in accordance with the notice procedures specified in Section 1.11 of the Company's Bylaws and received at the Company's principal executive offices at the address listed above no earlier than December 26, 2019, and no later than January 25, 2020.

April 24, 2019	BARRETT BUSINESS SERVICES, INC.

APPENDIX A

BARRETT BUSINESS SERVICES, INC.

2019 EMPLOYEE STOCK PURCHASE PLAN

1.  GENERAL; PURPOSE.

(a)  The Plan provides a means by which Eligible Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase shares of Common Stock.  The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan.

(b)  The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.  ADMINISTRATION.

(a)  The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)  The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)  To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)  To designate from time to time which Related Corporations of the Company will be eligible to participate in the Plan.

(iii)  To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)  To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)  To suspend or terminate the Plan at any time as provided in Section 12.

(vi)  To amend the Plan at any time as provided in Section 12.

(vii)  Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

(viii)  To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

(c)  The Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.  Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)  All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.  SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a)  Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 300,000 shares of Common Stock. If, on a given Purchase Date, the number of shares with respect to which Purchase Rights are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b)  If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)  The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.  GRANT OF PURCHASE RIGHTS; OFFERING.

(a)  The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board.  Each Offering will be in such form and will contain such terms and conditions as the Board deems appropriate, and will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges.  The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan.  The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)  If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)  The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.  ELIGIBILITY.

(a)  Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation.  Except as provided in Section 5(b), an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years.  In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee's customary employment with the Company or the Related Corporation is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code.

(b)  The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering.  Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)  the date on which such Purchase Right is granted will be the "Offering Date" of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)  the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)  the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)  No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation.  For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)  As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee's rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)  Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan.  Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code, including with such other criteria as the Board may determine consistent with Section 423 of the Code,  will not be eligible to participate.

6.  PURCHASE RIGHTS; PURCHASE PRICE.

(a)  On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage of compensation or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee's compensation (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)  The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)  In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering.  If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant's accumulated Contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)  The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.  PARTICIPATION; WITHDRAWAL; TERMINATION.

(a)  An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant's Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior  Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering).  If permitted in the Offering, a Participant may thereafter reduce (including to zero) his or her Contributions.

(b)  During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company.  The Company may impose a deadline before a Purchase Date for withdrawing.  Upon such withdrawal, such Participant's Purchase Right in that Offering will immediately terminate and the Company will distribute to such Participant all of his or her accumulated but unused Contributions and such Participant's Purchase Right in that Offering shall thereupon terminate.  A Participant's withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)  Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. The Company will distribute to such individual all of his or her accumulated but unused Contributions.

(d)  During a Participant's lifetime, Purchase Rights will be exercisable only by such Participant.  Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(e)  The Company will have no obligation to pay interest on Contributions, unless otherwise required by applicable law.

8.  EXERCISE OF PURCHASE RIGHTS.

(a)  On each Purchase Date, each Participant's accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued.

(b)  If any amount of accumulated Contributions remains in a Participant's account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant's account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such Offering, in which case such amount will be distributed to such Participant after the final Purchase Date, without interest.  If the amount of Contributions remaining in a Participant's account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest.

(c)  No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan.  If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 6 months from the Offering Date.  If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all applicable laws, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest.

(d)    As soon as practicable after the exercise of a Purchase Right, the Company shall deliver to the Participant a record of the shares purchased, with shares deposited directly with a broker designated by the Board or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Board may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares.

9.  COVENANTS OF THE COMPANY.

The Company will seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder.  If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.  DESIGNATION OF BENEFICIARY.

(a)  The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant's account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant.  The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b)  If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant.  If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions to the Participant's spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.  ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a)  In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering.  The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)  In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants' accumulated Contributions will be used to purchase shares of Common Stock within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.  AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a)  The Board may amend the Plan at any time in any respect the Board deems necessary or advisable.  However, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements.

(b)  Without stockholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's compensation, and establish such other limitations or procedures as the Board ( or its committee) determines in its sole discretion advisable which are consistent with the Plan.

(c)  The Board may suspend or terminate the Plan at any time.  No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(d)  Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment.  To be clear, the Board may amend outstanding Purchase Rights without a Participant's consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code.

13.  EFFECTIVE DATE OF PLAN.

The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

14.  MISCELLANEOUS PROVISIONS.

(a)  Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b)  A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant's shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)  The Plan and Offering do not constitute an employment contract.  Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant's employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

(d)  The provisions of the Plan will be governed by the laws of the State of Maryland without resort to that state's conflicts of laws rules.

15.  DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)  "Board" means the Board of Directors of the Company.

(b)  "Capitalization Adjustment" means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto).  Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(c)  "Code" means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(d)  "Committee" means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(e)  "Common Stock" means the common stock, par value $0.01 per share, of the Company.

(f)  "Company" means Barrett Business Services, Inc., a Maryland corporation.

(g)  "Contributions" means the payroll deductions specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A participant may not make any additional payments into his or her account.

(h)  "Corporate Transaction" means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)  a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, the assets of the Company;

(ii)  a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)  a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)  a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(i)  "Director" means a member of the Board.

(j)  "Eligible Employee" means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(k)  "Employee" means any person, including an Officer or Director, who is "employed" for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation.  However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an "Employee" for purposes of the Plan.

(l)  "Employee Stock Purchase Plan" means a plan that grants Purchase Rights intended to be options issued under an "employee stock purchase plan," as that term is defined in Section 423(b) of the Code.

(m)  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(n)  "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

(i)  If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable.  Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)  In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with applicable laws and in a manner that complies with Section 409A of the Code.

(o)  "Offering" means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the "Offering Document" approved by the Board, which shall apply to each Offering thereafter and may be amended by the Board from time to time.

(p)  "Offering Date" means a date selected by the Board for an Offering to commence.

(q)  "Officer" means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(r)  "Participant" means an Eligible Employee who holds an outstanding Purchase Right.

(s)  "Plan" means this Barrett Business Services, Inc. 2019 Employee Stock Purchase Plan.

(t)  "Purchase Date" means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(u)  "Purchase Period" means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date.  An Offering may consist of one or more Purchase Periods.

(v)  "Purchase Right" means an option to purchase shares of Common Stock granted pursuant to the Plan.

(w)  "Related Corporation" means any "parent corporation" or "subsidiary corporation" of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(x)  "Securities Act" means the Securities Act of 1933, as amended.

(y)  "Trading Day" means any day on which the national stock exchange upon which the Common Stock is listed is open for trading.

MMMMMMMMMMMM     MMMMMMMMMMMMMMM  C123456789  BARRETT BUSINESS   MMMMMMMMM    SERVICES, INC.   000004    ENDORSEMENT_LINE______________ SACKPACK_____________    MR ASAMPLE  DESIGNATION (IF ANY)  ADD 1  ADD 2  ADD 3  ADD 4  ADD 5  ADD 6   Using a black ink pen, mark your votes with an X as shown in this example.  Please do not write outside the designated areas.    000000000.000000 ext 000000000.000000 ext  000000000.000000 ext 000000000.000000 ext  000000000.000000 ext 000000000.000000 ext   Your vote matters – here’s how to vote!   You may vote online or by phone instead of mailing this card.  Votes submitted electronically must be  received by 11:59 PM, Eastern Time, on  May 28, 2019.    Online  Go to www.investorvote.com/BBSI  or scan the QR code — login details are  located in the shaded bar below.   Phone  Call toll free 1-800-652-VOTE (8683) within  the USA, US territories and Canada   Save paper, time and money!  Sign up for electronic delivery at  www.investorvote.com/BBSI   Annual Meeting Proxy Card 1234 5678 9012 345  •  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    Proposals A  The Board of Directors recommends a vote FOR all the nominees listed and FOR Items 2, 3 and 4.   +  1. To elect seven directors to a one-year term.  For Against Abstain For Against Abstain For Against Abstain  01 - Thomas J. Carley    02 - Thomas B. Cusick    03 - Michael L. Elich   04 - James B. Hicks, Ph.D.   05 - Jon L. Justesen   06 - Anthony Meeker    07 - Vincent P. Price   For Against Abstain For Against Abstain   2. Approval of Employee Stock Purchase Plan.  4. Ratification of selection of Deloitte and Touche LLP as our  independent registered public accounting firm for 2019.  The Board of Directors recommends a vote AGAINST Item 5.   3. Advisory vote to approve executive compensation.  5. Stockholder Proposal.  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B  NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title  as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.  Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.    MR A SAMPLE (THIS AREA IS SET UPTOACCOMMODATE   C 1234567890 JNT   140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND  MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND  1UPX  415969  MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND   MMMMMMM  +    031G2B    Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.  The Proxy Statement and the 2018 Annual Report to Stockholders are available at: http://shareholdermaterial.com/bbsi    Small steps make an impact.  Help the environment by consenting to receive electronic  delivery, sign up at www.investorvote.com/BBSI    •  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    Proxy — BARRETT BUSINESS SERVICES, INC.   +    Annual Meeting of Stockholders — May 29, 2019  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS   The undersigned hereby appoints Michael L. Elich and Jon L. Justesen, and each of them, with power to act without the other and with power of  substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of  Common Stock of Barrett Business Services, Inc., which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as  may properly come before the Annual Meeting of Stockholders of the company to be held on Wednesday, May 29, 2019, at 1:00 p.m., or at any adjournment  or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.   THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE 2019 NOTICE OF ANNUAL MEETING AND ACCOMPANYING PROXY STATEMENT AND 2018 ANNUAL REPORT  TO STOCKHOLDERS AND REVOKES ALL PRIOR PROXIES FOR SAID MEETING.   This proxy, when properly executed, will be voted in the manner directed by the stockholder. If no directions are indicated, the proxies will vote FOR all of  the nominees listed on Proposal 1, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.   In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.   (Continued and to be marked, dated and signed, on the other side)   Non-Voting Items C  Change of Address — Please print new address below. Comments — Please print your comments below.   +